SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, For Use of the
Commission Only (as permitted by
Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

Watson Wyatt Worldwide, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Watson Wyatt Worldwide, Inc.

     901 N. Glebe Road
Arlington, Virginia 22203
Telephone: 703-258-8000
Fax: 703-258-7495

October 16, 2007

Dear Fellow Stockholder:

     I am pleased to invite you to attend our Annual Meeting of Stockholders of Watson Wyatt Worldwide, Inc. to be held at the Westin Arlington Gateway, 801 North Glebe Road, Arlington, Virginia 22203, on Friday, November 16, 2007, at 9:00 a.m. EST. On the following pages you will find the notice of the 2007 Annual Meeting of Stockholders and the accompanying proxy statement.

     Your vote is important. We encourage you to vote your proxy as soon as possible. You may vote over the Internet, by telephone, or by mailing a proxy. Voting over the Internet, by phone, or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Sincerely,

John J. Haley
President and Chief Executive Officer

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Friday, November 16, 2007

The Annual Meeting of Stockholders of Watson Wyatt Worldwide, Inc. (the “Company” or “Watson Wyatt”), a Delaware corporation, will be held at the Westin Arlington Gateway, 801 North Glebe Road, Arlington, Virginia 22203 on Friday, November 16, 2007 at 9:00 a.m. (EST), for the following purposes:

1.	Elect nine Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified (Proposal No. 1);

2.	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008 (Proposal 2); and

3.	Transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The close of business on October 1, 2007 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

WE STRONGLY URGE YOU TO REVIEW THE PROXY STATEMENT AND COMPLETE YOUR PROXY CARD AND VOTE YOUR SHARES AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN.

TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES VIA TELEPHONE OR INTERNET, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE (IF YOU HAVE RECEIVED YOUR PROXY MATERIALS BY MAIL) AS SOON AS POSSIBLE.

By order of the Board of Directors

Walter W. Bardenwerper
Vice President, General Counsel and Secretary

Arlington, Virginia
October 16, 2007

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, NOVEMBER 16, 2007

This Proxy Statement, notice of the 2007 Annual Meeting of Stockholders (the “Annual Meeting”), accompanying proxy card and voting instructions are being furnished to you as a stockholder of Watson Wyatt Worldwide, Inc. (the “Company” or “Watson Wyatt”), a Delaware corporation, on or about October 16, 2007, in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at our Annual Meeting to be held on Friday, November 16, 2007, at the time and place and for the purposes set forth in the notice of the Annual Meeting.

All shares of the Company’s Class A Common Stock, $.01 per share (“common stock”), that are represented by properly executed and unrevoked proxies received by the Company’s selected vendor to tabulate the votes, Broadridge Financial Solutions, Inc., prior to the Annual Meeting, will be voted. The deadline for receiving proxy voting instructions by mail, telephone (1-800-690-6903) or Internet (www.proxyvote.com) is 11:59 p.m. (EST) on Thursday, November 15, 2007.

If you plan to attend the Annual Meeting, please vote your proxy card and bring it with you to the Annual Meeting. If your shares are held in the name of a bank or broker or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Watson Wyatt common stock, such as a bank or brokerage account statement. If you vote in person, your vote will supersede any proxy that you previously executed.

Voting Securities and Principal Holders

Stockholders of record at the close of business on October 1, 2007 are entitled to receive this notice and to vote their shares of common stock at the Annual Meeting and at any adjournments or postponements thereof. On October 1, 2007, there were 42,478,625 shares of common stock outstanding and entitled to vote at the Annual Meeting. The common stock is the Company’s only class of outstanding voting securities and entitles the holder thereof to one vote on all matters properly presented, and for each Director nominated to be elected at the Annual Meeting.

If the accompanying proxy card is properly signed and returned in the enclosed envelope (provided to stockholders who have received their proxy materials by mail), or voted via telephone or Internet, and not revoked, it will be voted. Unless contrary instructions are given, the persons designated as proxy holders on the accompanying proxy will:

  vote in favor of Proposal No. 1, to elect nine Directors to serve until the 2008 Annual Meeting of Stockholders, or until their successors are elected and qualified;
  vote in favor of Proposal No. 2, ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008; and
  vote in their own discretion as to any other matters that may properly come before the Annual Meeting.

You may revoke your proxy at any time before it is exercised by filing a revocation notice or a duly executed proxy to vote your shares bearing a later date with the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203.

Quorum

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on October 1, 2007 will constitute a quorum. Abstentions and shares conferring authority to vote only on certain matters (“broker non-votes”) are counted as present and entitled to vote for purposes of determining a quorum.

Voting Requirements

Proposal No. 1: Election of Directors

Directors must be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Each director nominee will be elected as a director if the votes cast for each director nominee exceed the number of votes against that nominee, assuming there is a quorum present at the Annual Meeting. Thus, shares present at the Annual Meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the stockholder properly withholds authority to vote for such nominee, and broker non-votes, if any, will not be counted towards such nominee’s achievement of a plurality.

Proposal No. 2: Ratify the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending June 30, 2008

The affirmative vote of a majority of the outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve Proposal No. 2, to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008. Abstentions are considered votes cast and will have the same effect as a vote against Proposal No. 2, but broker non-votes are not considered votes cast for this proposal.

Abstentions and Broker Non-Votes

If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matter, the shares are considered to have been votes cast at the meeting with respect to such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter.

On the other hand, broker non-votes are not considered to have been votes cast at the Annual Meeting with respect to such matter and, therefore, have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

In accordance with Delaware law, abstentions and broker non-votes will not be treated as votes cast with respect to election of directors, and therefore will not affect the outcome of director elections. With respect to Proposal No. 2, abstentions and broker non-votes will have the same effect as negative votes and with respect to each other matter presented at the Annual Meeting, abstentions will be treated as negative votes on such matters, while broker non-votes will not be counted in determining the outcome.

A list of stockholders will be available for inspection at least ten days prior to the Annual Meeting at the Office of the Secretary of the Company, 901 N. Glebe Road, Arlington, Virginia 22203.

Proposal No. 1: Election of Directors

The first proposal to be voted on at the Annual Meeting is the election of the following nine Directors, each of whom is recommended by the Board of Directors. Biographical information about each of these nominees is included below. Pursuant to its authority under our Amended and Restated Bylaws, the Board of Directors has set the number of Directors at nine, effective as of the Annual Meeting.

Each nominee elected will serve a one-year term expiring at the 2008 Annual Meeting of Stockholders or until his or her successor shall have been elected and qualified.

A plurality of the voting shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of Directors under Proposal No. 1.

The Board of Directors recommends that stockholders vote ‘FOR’ Proposal No. 1, the Election of Directors for each of the following nominees.

Director Information

The information set forth below states the name of each nominee for Director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a Director of the Company and other directorships held.

John J. Gabarro (age 68) has served as a Director since 1999 and was previously a director of Watson Wyatt & Company from 1995 to 1998. Mr. Gabarro has been a professor at the Harvard Business School since 1972. Mr. Gabarro is the UPS Foundation Professor of Human Resource Management in Organizational Behavior, Emeritus, having most recently served as Baker Foundation Professor. He has taught in Harvard’s MBA, Executive and Doctoral Programs. He has served as faculty chair of Harvard’s International Senior Management Program and twice as head of its Organizational Behavior faculty and most recently, as faculty chair of Harvard’s Advanced Management Program. Mr. Gabarro is a Trustee of Worcester Polytechnic Institute from which he received a B.S. in Mechanical Engineering. Mr. Gabarro completed his MBA, doctorate and post doctoral work at Harvard before joining its faculty.

John J. Haley (age 57) has served as President and Chief Executive Officer since January 1, 1999, Chairman of the Board since 1999 and as a Director since 1992. Mr. Haley joined Watson Wyatt in 1977. Prior to becoming President and Chief Executive Officer, he was the Global Director of the Benefits Group. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press). Mr. Haley also serves on the boards of MAXIMUS, Inc., a provider of health and human services program management, consulting services and system solutions, and Hudson Highland Group, Inc., an executive search, specialty staffing and related consulting services firm. He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

R. Michael McCullough (age 68) has served as a Director since 1996. Mr. McCullough retired in 1996 as Chairman and CEO of the management consulting firm Booz, Allen & Hamilton. He joined Booz, Allen & Hamilton in 1965 as a consultant, was elected a partner in the firm in 1971, became Managing Partner of the firm’s Technology Center and was elected to the position of Chairman and CEO in 1984. Mr. McCullough is a member of the board of First Potomac Realty Trust, an industrial and office-industrial real estate investment trust. Mr. McCullough has a B.S. in Electrical Engineering from the University of Detroit.

Kevin L. Meehan (age 62) has served as Regional Manager (North America) since 2006, as a Vice President since 1994 and was a Director from 1999 to 2002. Mr. Meehan joined Watson Wyatt in 1983, and has been instrumental in developing our Government Consulting Services initiative, our flexible benefits operations, our Human Resources Technologies Group and our Account Management system. Mr. Meehan has been a speaker on employee benefits tax and legal issues, and has testified before the IRS, the Department of Labor and Committees of Congress on employee benefit plan issues. Mr. Meehan has a B.A. from the College of the Holy Cross and a J.D. from St. John's University Law School.

Brendan R. O'Neill (age 58) has served as a Director since July 2006. Dr. O'Neill was Chief Executive Officer and director of Imperial Chemical Industries PLC ("ICI"), a manufacturer of specialty products and paints, until April 2003. From 2003 until 2006, Mr. O’Neill was an independent director for a range of companies. Dr. O'Neill joined ICI in 1998 as its Chief Operating Officer and Director, and was promoted to Chief Executive Officer in 1999. Prior to Dr. O'Neill's career at ICI, he held numerous positions at Guinness PLC, including Chief Executive of Guinness Brewing Worldwide Ltd, Managing Director International Region of United Distillers, and Director of Financial Control. Dr. O'Neill also held positions at HSBC Holdings PLC, BICC PLC and the Ford Motor Company. He has an M.A. from the University of Cambridge and a Ph.D. in chemistry from the University of East Anglia, and is a Fellow of the Chartered Institute of Management Accountants (U.K.). Dr. O'Neill is also a director of Rank Group Plc., Tyco International Ltd., Aegis Group PLC and Endurance Specialty Holdings Ltd.

Linda D. Rabbitt (age 59) has served as a Director since 2002 and is the founder and CEO of Rand Construction Corporation, a commercial construction company founded in 1989 that specializes in building renovation and tenant build-outs. Prior to founding Rand Construction Corporation, Ms. Rabbitt was the co-founder and co-owner of Hart Construction Company, Inc., a commercial tenant construction company. From 1981 to 1985, Ms. Rabbitt was with KPMG (formerly Peat Marwick), where she was Director of Marketing from 1982 to 1985. Ms. Rabbitt is a director of Brookfield Properties. Ms. Rabbitt is also a director of the Greater Washington Board of Trade and served as its Chair in 2002. Ms. Rabbitt has also served as a director of the Economic Club of Washington, D.C., as a director of Leadership Washington, and is a trustee of the Federal City Council and of George Washington University. Ms. Rabbitt has a B.A. from the University of Michigan, Ann Arbor, and an M.A. from George Washington University.

Chandrasekhar Ramamurthy (age 51), known as Babloo Ramamurthy, has served as Vice President, Regional Manager (Europe) and served as a Director since the Company’s acquisition of assets and assumption of certain liabilities of Watson Wyatt LLP in July 2005. He joined The Wyatt Company in 1977. Following the establishment of the global Watson Wyatt Worldwide alliance in 1995, Mr. Ramamurthy became a partner of Watson Wyatt LLP. Mr. Ramamurthy has been based primarily in London, although between 1983 and 1986 he transferred to the international benefits and compensation consulting team based in the New York region, where he dealt primarily with the head offices of US multinational companies. Since returning to Europe, Mr. Ramamurthy has been the account manager for a number of the firm’s major clients in the UK, advising on a broad range of human capital and employee benefits issues both in the UK and overseas. Mr. Ramamurthy was the Head of the European Benefits Consulting Practice from 1999 to 2004, before being appointed Managing Partner of Watson Wyatt LLP in 2004, and has also served on Watson Wyatt LLP’s Partnership Board. Mr. Ramamurthy holds an honours degree in Mathematics from King’s College, London.

Gilbert T. Ray (age 63) has served as a Director since 2000. Mr. Ray was a partner of the law firm of O’Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for almost three decades. He has extensive experience with corporate and tax exempt transactions, as well as international finance. Mr. Ray is a member of the boards of: Automobile Club of Southern California, a provider of emergency road and travel services and insurance; two variable annuity funds managed by SunAmerica Asset management; Sierra Monolithics Inc., a semi-conductor chip company; Advance Auto Parts Company, a retailer of automotive parts; Diamondrock Hospitality, a real estate investment trust; and IHOP Corp., a restaurant management and franchise company. Mr. Ray is also a trustee of both The John Randolph Haynes and Dora Haynes Foundation and the St. John’s Health Center Foundation.

John C. Wright (age 59) has served as a Director since 2002 and is a retired partner of the accounting firm Ernst & Young. He was with Ernst & Young for almost thirty years until his retirement in 2000. Mr. Wright has extensive expertise with complex financial accounting and reporting matters, including many years of experience working on matters before the Securities and Exchange Commission. During the last ten years of Mr. Wright’s career at Ernst & Young, he spent much of his time on international matters. After Ernst & Young, he served briefly as the Chief Financial Officer of Teligent, a telecommunications company, and was the Executive Vice President and Chief Financial Officer of QuadraMed Corporation, a provider of healthcare information technology solutions until 2005. Mr. Wright has a B.S. in Accounting from the University of North Carolina.

If any nominee is unable to serve as a Director at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors. Each of the nominees listed above has consented to being named as a nominee, and the Company does not know of any reason that any of the nominees listed above would be unable to serve if elected.

Proposal No. 2: Ratify the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending June 30, 2008

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2008. We are asking shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate governance. It is intended that persons acting under the accompanying proxy will vote the shares represented thereby in favor of ratification of such selection. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire. Deloitte & Touche LLP audited the Company’s financial statements for the year ended June 30, 2007.

In the event shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and to the Audit Committee to reconsider the selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote FOR Proposal No. 2 to ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2008.

Corporate Governance

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to all of its employees, including the President and Chief Executive Officer, the Chief Financial Officer and the Controller. The Company also has a Code of Business Conduct and Ethics that applies to all of the Company’s Directors. Both Codes are available on the Company’s website at www.watsonwyatt.com under “Investor Relations.” Any amendment or waiver of the Codes for executive officers and Directors will be disclosed on the Company’s website at www.watsonwyatt.com under “Investor Relations.” Copies of the Codes may be obtained upon request, addressed to the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that provide, among other things, that all Directors are expected to attend the Annual Meeting of the Company’s stockholders. At the 2006 Annual Meeting of Stockholders, all of the Company’s Directors were present. The guidelines are available on the Company’s website at www.watsonwyatt.com under “Investor Relations.” A copy may be obtained upon request, addressed to the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203.

Communications with the Board or Presiding Director

It is the policy of the Company to facilitate communications of security holders and other interested parties with the Board of Directors and the Company’s Presiding Director. Communications to Directors of the Company must be in writing and may be sent to any Director, in care of the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203. Communications may be sent by email to all Directors as a group or to the Presiding Director using the e-mail addresses posted by the Company on its web site at www.watsonwyatt.com under “Investor Relations.” Communications should identify the person submitting the communication, the interest of such person in the subject matter of the communication, and the address, telephone number and email address of the person submitting the communication. Each communication will be forwarded to the Director(s) to whom it is addressed. The Board has authorized the Company’s Secretary to adopt reasonable procedures for collecting and distributing communications to Directors. If such procedures are adopted, they will be made available on the Company’s website at www.watsonwyatt.com under “Investor Relations.”

Presiding Director

The Company’s Board of Directors has designated R. Michael McCullough as the Presiding Director of all executive sessions of the independent Directors of the Board.

Nominees for Director

The Nominating and Governance Committee makes recommendations to the Board concerning individuals who are qualified to stand for election as Directors. The Nominating and Governance Committee seeks individuals with a broad and diverse range of skills who have demonstrated the highest levels of personal and business integrity and sound business judgment, particularly in professional services industries. The Nominating and Governance Committee will consider suggestions of possible nominees for Director from the Board of Directors and management, and may in the future retain a search firm to assist it in identifying possible nominees for Director. During fiscal year 2006 and 2007, the Nominating and Governance Committee sought candidates to fill a vacancy on the Board of Directors. The Nominating and Governance Committee also engaged a third-party search firm to assist the Board in filling the other standing vacancy. As a result, the Nominating and Governance Committee selected and recommended Dr. O'Neill to join the Board of Directors in July 2006. The Nominating and Governance Committee recommendation and the Board of Directors' appointment of Dr. O'Neill to the Board was carried out in a manner consistent with the requirements under the Nominating and Governance Committee's charter, the Company's governance guidelines and its Amended and Restated Certificate of Incorporation.

The Nominating and Governance Committee also will consider recommendations of possible nominees for Director submitted by stockholders. Recommendations may be submitted to any member of the Nominating and Governance Committee in care of the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203. Candidates recommended by stockholders will be evaluated in the same manner as other candidates considered by the Nominating and Governance Committee.

Operation of the Board

Board Meetings

The Board of Directors conducted eight meetings during fiscal year 2007. All Directors attended 75% or more of the meetings of the Board and the committees on which they served.

Director Independence

The Board is composed of a majority of Directors who qualify as independent Directors pursuant to the corporate governance standards for companies listed on the NYSE. The Board committee structure includes an Audit Committee, Compensation Committee, Nominating and Governance Committee and a Risk Management Committee, the first three committees consisting entirely of independent Directors.

In determining independence, each year the Board affirmatively determines whether Directors have any material relationship with the Company. When assessing the materiality of a Director’s relationship with the Company, the board considers all relevant facts and circumstances, not merely from the Director’s standpoint, but from that of the persons or organizations with which the Director has an affiliation, and the frequency or regularity of the services, if any, provided to or by such persons or organizations, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. A Director will not be considered independent if:

(1) the Director is, or in the past three years has been, an employee of the Company, or an immediate family member of the Director is, or in the past three years has been, an executive officer of the Company;

(2) the Director, or a member of the Director’s immediate family, is receiving or has in the past three years received direct compensation from the Company in excess of $100,000 per year, other than compensation for Board service, compensation received by the Director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company;

(3) the Director, or a member of the Director’s immediate family, is or in the past three years has been an executive officer of another company where any of the Company’s present executives at the same time serves or served on the Compensation Committee;

(4) the Director or an immediate family member is a current partner of the Company’s internal or outside auditor; the Director is a current employee of the internal or outside auditor; the Director has an immediate family member who is a current employee of the internal or outside auditor and who participates in the auditor’s audit, assurance or tax compliance practice; or the Director or an immediate family member was within the past three years a partner or employee of the internal or outside auditor and personally worked on the Company’s audit; or

(5) the Director is an executive officer or employee, or a member of the Director’s immediate family is an executive officer of another company that has made payments to or received payments from the Company for property or services in an amount that, in any of the past three fiscal years, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues.

For these purposes, an “immediate family” member includes a Director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the Director’s home.

Applying these standards, the Board has determined that the following Directors are independent: John J. Gabarro, R. Michael McCullough, Brendan R. O’Neill, Linda D. Rabbitt, Gilbert T. Ray, and John C. Wright. In making these determinations, the board determined that none of the independent Directors, their family members or organizations with which the Directors are affiliated have any material direct or indirect relationship with the Company.

Meetings of Non-Employee Directors

The independent Directors met without any management Directors or employees present two times last year to discuss board policies, processes and practices. The Presiding Director, who is also the chair of the Nominating and Governance Committee, chaired these meetings.

Standing Committees of the Board

The Company has three standing committees: Audit, Compensation and Nominating and Governance. These committees operate pursuant to written charters adopted by the Board of Directors, copies of which are available on the Company’s website located at www.watsonwyatt.com under “Investor Relations,” or may be obtained upon request, addressed to the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203. The Company also has a Risk Management Committee consisting of four members, two of which are independent directors.

Audit Committee

The Audit Committee’s principal responsibilities, as set forth in its charter, are to assist the Board in overseeing the Company’s financial reporting process that is established and implemented by management. The Audit Committee oversees the work of the independent registered public accounting firm and also reviews information provided by the Company’s Director of Internal Audit, independent registered public accounting firm, and management concerning internal accounting procedures and controls.

Audit Committee Members and Financial Expert

The Audit Committee is currently composed of four independent Directors, John J. Gabarro, R. Michael McCullough, Gilbert T. Ray and John C. Wright (Chair), all of whom meet the current independence requirements of the NYSE’s listing standards. The Board of Directors has determined that Mr. Wright is both independent and an audit committee financial expert, as defined by SEC and NYSE guidelines. The Audit Committee held twelve meetings during fiscal year 2007.

Report of the Audit Committee

Management has primary responsibility for: the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for: expressing opinions on the conformity of our audited financial statements to generally accepted accounting principles, the effectiveness of our internal control over financial reporting; and management’s assessment of the effectiveness of our internal control over financial reporting. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors, although the committee members are not engaged in the practice of accounting or auditing.

The Committee meets regularly with management and the Company’s independent registered public accounting firm to: review the Company’s financial statements, financial press releases, and quarterly and annual SEC filings; to receive the independent registered public accounting firm’s report of its review of the Company’s quarterly financial statements and its audit of the Company’s annual financial statements; to review significant developments in generally accepted accounting principles and financial reporting requirements; to discuss the application of significant accounting policies; and to review the Company’s internal controls and the activities of the Company’s internal auditor.

The Committee meets regularly in executive session, and also meets separately with the independent registered public accounting firm, the Company’s Chief Financial Officer, and the Company’s Director of Internal Audit.

With respect to the Company’s audited financial statements for the fiscal year ended June 30, 2007, the Audit Committee:

1.	Reviewed and discussed the audited financial statements included in the Annual Report, including Management’s Discussion and Analysis, with management; and discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and subjective amounts, and the clarity of disclosures in the financial statements;

2.	Discussed with the independent registered public accounting firm the scope and plan for its audit and the results of the audit; and also reviewed and discussed with management and the independent registered public accounting firm the audited financial statements, as well as the auditor’s report concerning its examination of the Company’s audited financial statements;

3.	Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the PCAOB in Rule 3200T; and

4.	Received from the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T, considered whether the provision of non-audit services is compatible with maintaining the auditor’s independence, and discussed with the auditor its independence from the Company and its management.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 that was filed with the Securities and Exchange Commission on August 24, 2007.

Submitted by the Watson Wyatt Worldwide, Inc. Audit Committee

John C. Wright — Chair
John J. Gabarro
R. Michael McCullough
Gilbert T. Ray

Changes in the Company’s Certifying Accountant

On December 7, 2006, the Company dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and approved Deloitte & Touche LLP (“Deloitte”) as its new independent registered public accounting firm, effective December 12, 2006. The Company’s Audit Committee made the decision to dismiss PwC. The reports of PwC on the Company’s consolidated financial statements for the fiscal years ended June 30, 2005 and 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended June 30, 2005 and 2006 and through December 7, 2006, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years. During the fiscal years ended June 30, 2005 and 2006 and through December 7, 2006, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K. The Company has requested PwC to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements.

New Independent Registered Public Accounting Firm

The Company’s Audit Committee approved Deloitte as the Company’s new independent registered public accounting firm for the fiscal year ending June 30, 2007 and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with, and including, the quarter ended December 31, 2006, effective upon completion of Deloitte’s customary client acceptance procedures which were completed on December 12, 2006. The Company had not consulted with Deloitte during its fiscal years ended June 30, 2005 and 2006 and through December 12, 2006 regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K). Deloitte previously served as the independent accountant of Watson Wyatt LLP prior to the business combination with the Company that was completed on July 31, 2005.

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent registered auditor. Deloitte is the Company’s independent registered public accounting firm and audited the Company’s financial statements for fiscal year 2007. PwC was the Company’s independent registered public accounting firm for the period July 1, 2006 until December 12, 2006 when the Company appointed Deloitte as the Company’s independent registered public accounting firm.

As part of its oversight responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent registered public accounting firm. The Audit Committee has established policies and procedures for the pre-approval of audit and non-audit services to be performed by the independent registered public accounting firm.

Under the policy, the Committee must give prior approval for any amount or specific type of service within four categories — audit, audit-related, tax services or, to the extent permitted by law, other services – that the independent registered public accounting firm provides. Prior to the annual engagement, the Audit Committee may grant pre-approval for specific independent registered public accounting firm services within these four categories at maximum pre-approved fee levels; however, the Audit Committee’s policy is generally not to engage the independent registered public accounting firm for any non-audit related services, including tax planning or tax return preparation. If circumstances arise that would require the Company to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, then the engagement for such services would require separate pre-approval by the Audit Committee. The Chair of the Audit Committee is authorized to approve a request for pre-approval provided the additional service is presented to the Audit Committee for approval at its next scheduled meeting.

The following table presents fees for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the year ended June 30, 2007; the table also presents fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2006 and the portion of fiscal year 2007 prior to our engagement of Deloitte, and fees billed by PwC and Deloitte for other services rendered during those respective periods.

	2006	2007	2007
	PricewaterhouseCoopers	PricewaterhouseCoopers	Deloitte & Touche
Fee Category	LLP	LLP	LLP
Audit Fees (1)	$2,627,869	$141,750	$3,514,810
Audit-Related Fees (2)	68,000	8,000	914,281
Tax Fees (3)	5,857	-	19,536
Subtotal	2,701,726	149,750	4,448,627
All Other Fees (4)	10,938	-	1,500
Total Fees	$2,712,664	$149,750	$4,450,127
____________________

(1)	Audit Fees – consists of fees billed for professional services performed by each of PwC and Deloitte for the audit of the Company’s annual financial statements, review and audit of internal controls to ascertain compliance with the Sarbanes-Oxley Act, review of financial statements included in the Company’s quarterly and annual filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees – includes fees for assurance and related services performed by each of PwC and Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services principally include work related to employee benefit plan audits in fiscal year 2006 and due diligence work related to acquisitions in fiscal year 2007.

(3)	Tax Fees – include fees of each of PwC and Deloitte for any professional services related to tax compliance, tax advice and/or tax planning primarily for overseas matters.

(4)	All Other Fees – represents fees for publications, training and an annual license fee for access to each of PwC’s and Deloitte’s online database of financial reporting and accounting literature.

Representatives of Deloitte are expected to attend the Annual Meeting, will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Compensation Committee

The Compensation Committee oversees executive compensation policies, including the compensation of the Chief Executive Officer (“CEO”), and oversees administration of the 2001 Employee Stock Purchase Plan, the 2001 Deferred Stock Unit Plan for Selected Employees, the Watson Wyatt Performance Share Bonus Incentive Program and the 2000 Long-Term Incentive Plan. The Board has delegated to the Compensation Committee matters associated with succession planning for the CEO. For additional information regarding the Compensation Committee’s procedures and processes for setting executive compensation, please see “How We Determine and Assess Executive Compensation”, on page 19 of the Compensation Discussion & Analysis.

The Compensation Committee currently is composed of John J. Gabarro, Linda D. Rabbitt, Gilbert T. Ray (Chair) and Brendan O’Neill, all independent Directors, and all of whom meet the independence requirements of the NYSE’s listing standards. The Compensation Committee held six meetings during fiscal year 2007.

Nominating and Governance Committee

The Nominating and Governance Committee provides assistance to the Board of Directors of the Company in fulfilling its responsibilities: by identifying individuals qualified to become Directors and approving the nomination of candidates for all Directorships to be filled by the Board of Directors or by the stockholders of the Company; identifying Directors qualified to serve on the committees established by the Board of Directors and recommending to the Board of Directors members for each committee to be filled by the Board of Directors; maintaining and reviewing the Corporate Governance Guidelines; and otherwise taking a leadership role in shaping the corporate governance of the Company.

The Nominating and Governance Committee currently is composed of R. Michael McCullough (Chair), Linda D. Rabbitt, Brendan O’Neill and John C. Wright, all independent Directors, and all of whom meet the independence requirements of the NYSE’s listing standards. The Nominating and Governance Committee held six meetings during fiscal year 2007.

Members of these committees may change after this Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company concerning the shares of Class A common stock beneficially owned, as of October 1, 2007, by (i) the directors during the last fiscal year and nominees for director of the Company; (ii) the executive officers named in the Summary Compensation Table herein under “Executive Compensation;” and (iii) all executive officers and directors as a group. Except as otherwise indicated in the footnotes to the table below, the Company believes that the beneficial owners of the common stock, based on information furnished by such owners, have sole investment power and voting power with respect to such shares.

	Number of Outstanding Shares Beneficially
	Owned on October 1, 2007

Name of Beneficial Owner	Number and Class	Percent of Class (a)

	Class A	Class A
John J. Haley (b)	257,007	*
Carl D. Mautz	45,506	*
Gene H. Wickes (c)	60,122	*
Walter W. Bardenwerper	55,754	*
Kevin L. Meehan	32,376	*
John J. Gabarro	30,906	*
R. Michael McCullough (d)	7,171	*
Brendan R. O’Neill (e)	890	*
Linda D. Rabbitt (e)	10,004	*
Chandrasekhar Ramamurthy (f)	163,182	*
Gilbert T. Ray (e)	8,171	*
Roger C. Urwin (f)	177,299	*
John C. Wright (e)	12,170	*

All directors and executive
officers as a group: 20	1,155,170	2.72%

____________________

(a)	Beneficial ownership of 1% or less of all of the outstanding common stock is indicated with an asterisk (*).

(b)	Ownership includes 14,252 shares that were deferred but are treated as beneficially owned and does not include 69,909 deferred stock units.

(c)	Ownership does not include 5,793 deferred stock units.

(d)	Ownership includes 2,171 shares that were deferred but are treated as beneficially owned.

(e)	Ownership includes 445 shares that were deferred but are treated as beneficially owned.

(f)	Messrs. Ramamurthy, Urwin, Dow and Brook are voting members of Ringley House LLP, formerly known as Watson Wyatt LLP. The beneficial ownership figures above do not include 90,500 shares held by Ringley House LLP, in which Messrs. Ramamurthy, Urwin, Dow and Brook may be deemed to share beneficial ownership by virtue of their status as voting members. Those shares were retained by Ringley House LLP following the transaction with the Company that is described under “Certain Relationships and Related-Party Transactions.” Under the plan of distribution adopted in connection with the transaction, the shares retained by Ringley House LLP will not be distributed to the voting members.

Related Party Transactions Policy

Our Related Party Transactions Policy (the “Policy”) is designed to avoid entering into transactions with directors, executive officers, immediate family members and certain other persons with specified relationships to the company (a “Related Person”) except where clearly consistent with the interests of the Company and appropriately vetted and approved. This Policy is set forth in writing and administered by the Audit Committee and applies to any transaction or relationship or series of similar transactions arrangements or relationships with a Related Person. Under the Policy the Chief Financial Officer (“CFO”) shall seek approval of the Audit Committee for any proposed transaction with a Related Person of which he is informed or becomes aware. The Audit Committee will review the proposed transaction for approval, ratification or other appropriate action. Based on its consideration of all the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction. If the CFO becomes aware of an existing transaction with a Related Person which has not been approved in advance under the Policy, the matter will be referred to the Audit Committee. The Audit Committee will evaluate any options available, including ratification or take other appropriate action.

Certain Relationships and Related Party Transactions

Watson Wyatt LLP

In connection with the acquisition of our long-term alliance partner, Watson Wyatt LLP, consideration paid for the assets acquired from Watson Wyatt LLP consisted of 9,090,571 shares of Class A common stock and £88.3 million in cash in pounds sterling. We also expect to deliver up to an additional 1,950,000 shares of common stock as acquisition consideration during Fiscal 2008 that was contingent upon the achievement of financial performance goals by Watson Wyatt LLP’s former business for the year ended June 30, 2007. The terms of the acquisition were determined on the basis of arm’s length negotiations. Upon consummation of the acquisition, the alliance arrangements were restated and amended (removing the majority of the operative provisions), and Watson Wyatt LLP changed its name to Ringley House LLP.

Messrs. Brook, Dow, Ramamurthy and Urwin, each of whom is an executive officer of the Company, were and remain voting members and members of the management of Watson Wyatt LLP, now known as Ringley House LLP. Mr. Ramamurthy and Mr. Urwin also served as Directors of the Company during fiscal 2007. Mr. Urwin’s term as a director will end in November 2007.

Immediately after the acquisition, Ringley House LLP transferred to its voting members, including Messrs. Brook, Dow, Ramamurthy and Urwin, stock and cash consideration received from the Company in the acquisition. As a condition to receiving shares of common stock issued in the acquisition, each voting member, including Messrs. Brook, Dow, Ramamurthy and Urwin, agreed to contractual restrictions on the transfer of such shares.

Each of Messrs. Brook, Dow, Ramamurthy and Urwin entered into an employment agreement and a non-competition agreement with the Company or a subsidiary of the Company, effective at the time of the acquisition. Except for salary and benefits based on salary, the employment agreements in each case are on identical terms and are substantially identical to the employment agreements for other employees of the Company’s UK subsidiary. Compensation terms, including eligibility for a bonus and employee benefits, are the same as those provided to other associates at the same band level in the Company’s UK subsidiary. The employment agreements provide for payment of a base salary plus a target bonus of 50% of base salary. Messrs. Ramamurthy and Urwin, respectively, received a salary and bonus for fiscal year 2007 of £208,223 and £110,850, and £228,614 and £93,620. The agreements also provide for additional payments of 27% of base salary, including a 12% car allowance, which is intended to be in lieu of other benefits. The UK subsidiary also provides disability and life insurance benefits to these individuals. Like the other agreements with the Company’s UK employees, the agreements may be terminated by either party with six months’ prior notice. In addition, the UK subsidiary may terminate the individual's employment without notice in the case of misconduct, conviction of certain criminal offenses, willful neglect of duties or grave and persistent breaches of the employment agreement. The agreements provide that for a one-year period after termination of employment, the individual will not solicit or entice away from the Company or its subsidiaries employees or clients of the Company or its subsidiaries. In addition, each individual has executed a non-competition agreement and non-solicitation agreement that runs from three years from the time of the acquisition.

In connection with the acquisition, the Company agreed to fund the aggregate bonus pool in full for fiscal years ended June 30, 2006 and 2007 for all employees of the business formerly operated by Watson Wyatt LLP (including Messrs. Brook, Dow, Ramamurthy and Urwin) if that business meets agreed-upon net operating income targets in those fiscal years. In addition, for the fiscal year ended June 30, 2008, the Company has agreed to fund the bonus pool in full for former main partners (including Messrs. Brook, Dow, Ramamurthy and Urwin) if the business meets agreed-upon targets for net operating income in that fiscal year. Although the Company is obligated to fund the applicable bonus pools in full if specified targets are met, bonuses to be paid to any individual are not guaranteed and will be determined in accordance with bonus policies in effect from time to time. The transaction did not require review, approval or ratification under the Company’s Related Party Transaction Policy. This transaction was previously approved by the Board of Directors and disclosed to stockholders in connection with the acquisition of Watson Wyatt LLP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and Directors, among others, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company assists the Company’s executive officers and Directors in preparing initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and Directors, the Company believes that all of its executive officers and Directors filed required reports on a timely basis under Section 16(a) during fiscal year 2007, except that Mr. Brook filed a late report regarding the sale of Company stock.

Biographical Information for other Executive Officers of the Company

Walter W. Bardenwerper (age 56) has served as Vice President and General Counsel since joining Watson Wyatt in 1987 and has served as Secretary since 1992. Mr. Bardenwerper was a director of Watson Wyatt & Company from 1992 to 1997. He is also a director of Professional Consultants Insurance Company. Mr. Bardenwerper was previously an attorney with Cadwalader, Wickersham & Taft and Assistant General Counsel and Secretary of Satellite Business Systems. He has a B.A. with Honors in Economics from the University of Virginia and a J.D. from the University of Virginia Law School.

Philip G.H. Brook (age 51) has served as Vice President and Global Practice Director, Insurance & Financial Services since the Company’s acquisition of assets and assumption of certain liabilities of Watson Wyatt LLP in July 2005. Mr. Brook joined Watson Wyatt LLP in 1991 and was a member of Watson Wyatt LLP from 1992 to 2005. Mr. Brook was previously Global Head of Watson Wyatt LLP Insurance & Financial Services practice. In his role as Global Practice Director, Insurance & Financial Services, Mr. Brook leads a team of around 400 associates in 18 countries across Europe, Asia and the Americas. He is also the account manager for a number of Watson Wyatt Limited multinational financial services clients and has held management positions with the Insurance & Financial Services practice and the wider firm for a number of years. Prior to joining Watson Wyatt LLP, Mr. Brook worked for M&G Re for 12 years, where he qualified as a Fellow of the Institute of Actuaries in 1984. During his career at Watson Wyatt, Mr. Brook has worked on a wide range of international insurance projects, many of which have been merger or acquisition transactions or projects of a financial management nature. Mr. Brook holds an honours degree in Mathematics from Cambridge University.

Robert J. Charles (age 42) has been the Regional Manager (Asia-Pacific) since 2007. Mr. Charles was previously the Managing Consultant for Watson Wyatt’s Hong Kong Office and the Regional Practice Leader for the Benefits Practice in Asia-Pacific, where he held these posts for three and four years respectively. Mr. Charles has also worked in India as the Office Practice Leader for Watson Wyatt India, where he led the integration for a new acquisition. He started his career as a consulting actuary in Watson Wyatt’s Reigate office in 1987 and later became the Operations Manager for the London Benefits team. Mr. Charles was appointed a Partner of Watson Wyatt in Europe in 1999. He is a frequent speaker at conferences on pension reforms, is a Fellow of the Institute of Actuaries (UK) and holds a first class honours degree in mathematics from Oxford University.

David M.E. Dow (age 48) has served as Vice President and Global Practice Director of the Technology and Administration Solutions (TAS) Group since the Company’s acquisition of assets and assumption of certain liabilities of Watson Wyatt LLP in July 2005. Mr. Dow started his career with KPMG and qualified as a Chartered Accountant in 1983. He was a consultant with Schroders for five years and joined The Wyatt Company in 1988 as a consultant in the financial services business. Since then, Mr. Dow has had a number of lead roles in both consulting and operations activities in Watson Wyatt. He was Managing Director of Wyatt Financial Services Ltd from 1990 to 1995 and Partner and Head of Practice for the Financial Services Group of Watson Wyatt Partners following the global alliance in 1995. Mr. Dow became Head of Practice for Benefits Administration in 1998 and Vice President and Global Practice Director for TAS in 2005. Mr. Dow also held Partnership Board and Finance Committee roles within Watson Wyatt LLP.

Jeffrey J. Held (age 53) has served as a Vice President since 2002 and as Chief Information Officer since 2001. Mr. Held joined Watson Wyatt in 2001 as Chief Technology Officer. Prior to joining Watson Wyatt, Mr. Held was a partner at Ernst & Young Consulting, where he was Chief Technology Officer for the Americas consulting practice and focused on providing technology solutions for the investment banking and securities sectors. Mr. Held received his B.S. and M.S. degrees in Electrical Engineering and Computer Science from MIT.

Carl D. Mautz (age 60) has served as Vice President and Chief Financial Officer since 1999 and previously served as Controller from 1997 to 1999. Prior to joining Watson Wyatt in 1997, Mr. Mautz served as the Controller for Tactical Defense Systems, Loral Corporation, which merged into defense contractor Lockheed Martin Corporation. From 1990 to 1994, Mr. Mautz held operating and corporate finance positions at the computer firm Unisys Corporation and from 1972 to 1984 was a CPA with the accounting firm of KPMG Peat Marwick. Mr. Mautz has a B.S. and an M.A.S. in Accounting from the University of Illinois.

Robert J. McKee (age 45) has served as Vice President and Global Director of Marketing since 2006. Mr. McKee joined Watson Wyatt in 1992 and was named Director of Marketing for Watson Wyatt & Company in 1998. Mr. McKee is responsible for: marketing strategy, planning and research; brand management; marketing communications and public relations; web-based marketing; and sales support. Prior to joining Watson Wyatt, Mr. McKee held marketing and public relations roles at Towers Perrin and at the Guardian Life Insurance Company of America. He has an A.B. degree from Columbia University.

Stephen E. Mele (age 57) has served as Vice President and Chief Human Resources Officer since 2007. Mr. Mele was most recently the Chief People and Technology Officer at Mercer HR Consulting, having previously worked at Prudential International as VP Human Resources. Earlier, he had been the Group Head for Human Resources Operations at Standard Chartered Bank and prior to that was HR Director at Clearstream and at Schlumberger. In particular he has lived and worked in North America, the UK and continental Europe. Mr. Mele received his B.S. in Business Administration from Fairleigh Dickinson University.

Peter E. Mills (age 49) has served as Vice President and Regional Manager (Latin America) since 2005, and has been with Watson Wyatt since 1988, most recently as Watson Wyatt’s Latin America Region Retirement Practice Leader. Before that, Mr. Mills was a Senior Consultant for Watson Wyatt in its Latin America and Caribbean region. He worked as a project manager and account manager, and consulted for clients throughout the region. Mr. Mills has over 20 years of professional experience. He graduated from the University of Connecticut in 1980 with a B.S. degree in Mathematics and is a Fellow of the Society of Actuaries, a member of the American Academy of Actuaries, a member of the Actuarial Association of Colombia, and an Enrolled Actuary.

Paul E. Platten (age 54) has been Vice President and Global Practice Director of the Human Capital Group since 2005 and was most recently the Managing Consultant for the Boston, Massachusetts office of Watson Wyatt Worldwide from 2003 to 2005. He joined Watson Wyatt in June 2000 as the National Practice Leader of Strategic Rewards, specializing in executive compensation and strategic human resource issues. Mr. Platten has spent more than 20 years working with organizations to develop pay and performance programs that effectively link with strategic goals and cultural values. Prior to joining Watson Wyatt, Mr. Platten was the partner in charge of the PricewaterhouseCoopers LLP Boston Global HR Solutions practice. For 15 years prior to joining PricewaterhouseCoopers, Mr. Platten was part of the Hay Group as Vice President and Managing Director of Eastern Operations. Mr. Platten is a frequent lecturer at the American Bar Association and World at Work. He is co-author of the book People, Performance and Pay, which has been translated into three languages. Mr. Platten holds a B.S. degree in Psychology from Boston College and a Ph.D. degree in Industrial and Organizational Psychology from New York University.

Roger C. Urwin (age 54) served as a Director from February 2006 until November 2007, and has served as Vice President and Global Practice Director, Investment Consulting since the Company’s acquisition of assets and assumption of certain liabilities of Watson Wyatt LLP in July 2005. Mr. Urwin joined Watson Wyatt LLP as a member in 1989 to head up the Investment Consulting practice. Prior to joining Watson Wyatt LLP, Mr. Urwin worked as an investment consultant for Bacon and Woodrow and headed William Mercer’s investment practice before joining Gartmore Investment Management in 1987, where he was responsible for business development and quantitative investment. Mr. Urwin has responsibility for a number of Watson Wyatt’s major investment clients both in the UK and internationally, advising them on all investment issues. Mr. Urwin was Global Head of Investment Consulting for Watson Wyatt LLP from 1995 to 2005. Mr. Urwin is the author of a number of papers on asset allocation policy and manager selection. He is on the board of INQUIRE (the Institute for Quantitative Investment Research) and the Editorial Board of MSCI (Morgan Stanley Capital International). Mr. Urwin has an M.A. in Mathematics and an M.Sc in Applied Statistics, both from Oxford University.

Gene H. Wickes (age 55) has served as a Director from 2002 until 2007, as a Vice President since 2002, and has been the Global Director of the Benefits Practice since 2005. Prior to this, Mr. Wickes was the Global Retirement Practice Director and the U.S. West Division’s Retirement Practice Leader from 1997 to 2004. Mr. Wickes joined Watson Wyatt in 1996 as a senior consultant and consulting actuary. He assists clients with their retirement and executive benefit issues. Prior to joining Watson Wyatt, he spent 18 years with Towers Perrin, a human resources consulting firm, where he assisted organizations with welfare, retirement, and executive benefit issues. Mr. Wickes is a Fellow of the Society of Actuaries and has a B.S. in Mathematics and Economics, an M.S. in Mathematics and an M.S. in Economics, all from Brigham Young University.

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis will provide an overview and analysis of our compensation program and policies for certain of our executive officers identified below, the material compensation decisions we have made under those programs and policies as reflected in the executive compensation tables that appear later in this proxy statement, and the material factors that we considered in making those decisions.

Later in this proxy statement, under the heading “Executive Compensation”, you will find a series of tables containing specific information about the compensation earned or paid in fiscal year 2007 to the following individuals, whom we refer to as our named executives:

  John J. Haley, President, Chief Executive Officer, Chairman of the Board and Director
  Carl D. Mautz, Vice President and Chief Financial Officer
  Gene H. Wickes, Vice President, Global Director of the Benefits Practice and Director
  Walter W. Bardenwerper, Vice President, General Counsel and Secretary
  Kevin L. Meehan, Vice President and Regional Manager (North America)

The discussion below is intended to help you understand the detailed information provided in those tables and to put that information into context within our overall compensation program.

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program are to:

1.	Attract, motivate and retain the most highly qualified and capable executives by providing competitive compensation based on individual and Company performance.

We seek to compensate all of our executives fairly on a global basis and on a basis that reflects the Company’s performance relative to its key competitors. Toward this end, we provide competitive base compensation, supplemented with variable compensation based on individual achievement of annual results and, for select senior executives, long-term results. As discussed below, we tie both annual and long-term compensation to quantitative and qualitative performance assessments that impact our success in the marketplace.

2.	Align executive compensation with the Company’s overall business strategies and values.

We apply our compensation objectives to all of our executives. In implementing our compensation objectives, we take into consideration the Company’s business strategy and prevailing market conditions. Specifically, our compensation programs are designed to reinforce business goals identified through our Performance Development Process and our Horizon initiatives.

Our Performance Development Process is an annual three-phase performance management cycle comprised of planning, a mid-year review and a year-end review. It is designed to align our employees’ (whom we refer to as our associates) performance goals to business priorities, develop their ability to achieve their goals, and recognize and reward their business results based on fair and accurate measurement.

Horizon is the Company’s strategic plan for attaining its vision of market leadership in the human capital consulting profession. Factors included in the strategic plan take into account our market share gains, the prioritization and allocation of our financial investments and resources based on contribution to market leadership, effectiveness in enhancing our organizational structure, and the achievement of strategic acquisitions.

3.	Focus management on maximizing stockholder value.

We also believe that the best way to directly align the interests of our named executives with the interests of our stockholders is to ensure that our named executives acquire and retain an appropriate level of stock ownership throughout their career with us. Our compensation program pursues this specific objective in three ways: through our Performance Share Bonus Incentive Program (discussed below), by paying 25 percent of annual fiscal year-end bonuses to our named executives and other senior executives in the form of equity, and through our stock ownership guidelines for our named executives, as described in more detail below.

4.	Foster an ownership approach among our executives and reward their focus on long-term objectives.

For our named executives, a portion of their potential total direct compensation is delivered through our Performance Share Bonus Incentive Program, a long-term performance-based arrangement that pays out in Company stock based on the achievement of performance goals over a three-year period. The Performance Share Bonus Incentive Program combines the elements of basing compensation on corporate performance, focusing on stockholder value, and rewarding long-term results.

When implementing our compensation program, the level of our named executives’ compensation is determined primarily based upon: (a) the named executive’s level of responsibility and function within the Company; (b) the extent to which the named executive has helped drive the achievement of financial and strategic goals that impact stockholder value; (c) the overall performance and profitability of the Company; and (d) our assessment of the competitive marketplace, including a comparison against what we deem to be our peer group of companies. We do not maintain employment agreements with any of the named executives.

How We Determine and Assess Executive Compensation

The Compensation Committee of the Board of Directors, which comprised four independent directors in fiscal year 2007, is responsible for evaluating the compensation levels for each of the named executives of the Company and for administering the Company’s cash- and equity-based incentive plans. The Committee works with an independent compensation consultant, Frederic W. Cook & Co., Inc. (“Frederic Cook”) and, in setting compensation levels for executives other than the CEO, solicits the input and recommendations of our CEO, John Haley.

In making its determinations, the Committee relies on publicly available information, commissioned survey data, and its knowledge of the market for key executives. The Compensation Committee takes this peer data information into account and generally seeks to provide competitive pay by targeting total direct compensation opportunities for our named executives between the 50th and 75th percentiles relative to a peer group, but the Compensation Committee does not target a particular peer group percentile for particular elements of compensation. The peer group was selected by the Compensation Committee on the recommendation of Frederic Cook and in consultation with the CEO, the Global Director of the Benefits Practice and the Regional Manager of Europe, and is re-evaluated annually.

The peer group companies include those few public companies with human resources consulting and/or staffing lines of business. Because many of the Company’s direct competitors are privately owned (e.g., Towers Perrin and the Hay Group) or are subsidiaries of larger public companies (e.g., Mercer Human Resource Consulting and Buck Consultants), the number of direct competitors for which public information is available for peer group comparison is limited. Therefore, additional peer group companies in the consulting and professional services business are selected based on meeting the following criteria: (a) high human capital/low financial capital business model; (b) reasonably comparable size in terms of annual revenue, market capitalization and number of employees; and (c) positive earnings before interest, taxes, depreciation and amortization (EBITDA). The five companies comprising the peer group for fiscal year 2007 are as follows:

	Position Relative to Watson Wyatt (Fiscal Year 2006)
	Annual Revenue	Market Capitalization	Number of Employees
	($mil)	($mil)
● Hewitt Associates	2,857	2,487	24,000
● Perot Systems	2,298	1,719	21,200
● Hudson Highland	1,373	265	3,600
● Navigant Consulting	682	1,185	2,475
● Gevity HR	648	696	1,000
Median Size:	1,373	1,185	3,600
● Watson Wyatt	1,272	1,487	6,235

Elements of Our Executive Compensation Program

Our executive compensation consists primarily of the following integrated components: base salary, supplemental performance-based awards in the form of fiscal year-end bonuses, and long-term incentive opportunities, which together make up a named executive’s total direct compensation for a given fiscal year. The only component not available to all associates is the long-term incentive opportunity.

In determining salary increases and fiscal year-end bonus payments for the named executives other than Mr. Haley, the Compensation Committee (“Committee”) asks for recommendations from Mr. Haley. In making his recommendations for the named executives, Mr. Haley reviews each named executive’s performance against their individual Performance Development Process goals. For our named executives, these goals consisted of matters such as meeting key financial and other business objectives and effectively managing their business practice, region or corporate function. We also take into consideration the named executive’s experience, the extent to which the named executive has contributed to the Company’s success during the fiscal year, the named executive’s expected level of responsibility in the coming year, salary and bonus pool levels for the Company as a whole, peer group competitive data and relative pay levels of other Watson Wyatt associates.

Base Salary

In order to provide a fixed level of compensation for the performance of an executive’s regular duties, the Company pays all of its named executives a fixed, annual base salary, which the Committee reviews and approves at the beginning of each fiscal year and which becomes effective on October 1 of each year. Base salary decisions are highly discretionary, and we do not target base salary as a particular percentage of total compensation. Mr. Haley makes salary recommendations to the Committee for the named executives other than himself.

Based upon the subjective evaluation process discussed above, Mr. Haley recommended salary increases for the other named executives that ranged from 2.2 percent to 3.8 percent. Mr. Haley discussed each recommendation with the Committee and, thereafter, the Committee approved the recommended salaries.

Fiscal Year-End Bonuses

The Company’s named executives participate in an annual fiscal year-end bonus program, which the Company provides in order to supplement base salary and reward achievement of individual, business unit/function and/or overall Company results for the most recently completed fiscal year. Pursuant to this program, each named executive is assigned a target bonus percentage of 62.5 percent of base salary, except that Mr. Haley’s target is 100 percent in order to reflect his greater level of responsibility and how critical his contributions are to the success of the Company. Target bonus levels for our named executives reflect their competencies, skills, responsibilities and contributions to the business. The amount of fiscal year-end bonuses awarded as a percentage of target are discretionarily determined.

Following the end of fiscal year 2007, Mr. Haley recommended annual bonuses ranging from 87 percent to 103 percent of target for the other named executives, based upon the factors discussed above. Mr. Haley discussed each recommendation with the Committee and, thereafter, the Committee approved the recommended payouts.

In order to facilitate stock ownership by associates at our most senior levels, we have an equity incentive feature of our bonus program under which 25 percent of the total bonus awarded is delivered in the form of Company stock under the Company’s 2001 Deferred Stock Unit Plan for Selected Employees, which could vest based on the discretion of the Committee over two years. The number of shares granted is based on the closing share price on the grant date, which is the bonus payment date. The Committee, in its discretion, chose to fully vest the shares awarded for fiscal year 2007.

Long-Term Incentive Compensation: Performance Share Bonus Incentive Program

Our Performance Share Bonus Incentive Program (the “SBI Program”) advances our compensation objectives by rewarding the achievement of strategic performance objectives with equity awards. As a result, we have weighted our SBI Program so that it provides a significant portion of our named executives’ total direct compensation opportunity.

The target number of deferred stock units that may be earned by the named executives under the SBI Program represents a multiple of the cash portion (75 percent) of the named executive’s year-end bonus for the year of grant, with the multiples ranging from 2.0 for Mr. Haley to 1.0 or 0.75 for the other named executives. Mr. Haley’s multiple is higher because his leadership is considered by the Committee to be critical to the Company. Participants may vest in between zero and 170 percent of the target number of deferred stock units, with a threshold vesting level set at 30 percent of target, based on the extent to which financial and/or strategic performance metrics are achieved over a three-fiscal-year period.

The number of deferred stock units earned is based upon the extent to which the Company meets certain performance goals set at the beginning of the three-year performance period, which the Compensation Committee may adjust in its discretion. For the fiscal 2005 through 2007 performance period, the Committee set both financial and strategic metrics. The financial metric was based upon earnings per share growth. The purpose of the financial metric was to ensure that the Company was meeting fundamental business objectives while striving to achieve its strategic business plan goals. The strategic metrics were target market penetration and cross-selling ratios, which are consistent with the Company’s Horizon business plan strategy. See note 2 to the Option Exercises and Stock Vested During Fiscal Year 2007 table on page 29 for information on the formula used to determine the amount payable and the results for the fiscal 2005 through 2007 performance period.

For the fiscal 2007 through 2009 performance period (as with the fiscal 2006 through 2008 performance period), the Committee set only financial metrics and not strategic metrics for the SBI Program because it concluded that such metrics accurately reflected both the financial performance of the Company and are aligned with the interests of the Company’s shareholders. The financial metrics for the fiscal 2007 through 2009 SBI Program are earnings per share growth and revenue growth.

See note 1 to the table on Grants of Plan-Based Awards in Fiscal 2007 on page 27 for more information on the formula used to determine the amount payable and the results for the fiscal 2005 through 2007 performance period.

Equity Award Policies

As discussed above, we pay a portion of annual fiscal year-end bonuses in the form of stock and award stock under the SBI program. The calculations of the amount of equity to be awarded are performed as of the bonus payment date, in the case of annual fiscal year-end bonuses, and as of the last day of the preceding fiscal year, in the case of the SBI program. The timing of these calculations is fixed in advance so as to eliminate the opportunity for taking advantage of material nonpublic information.

In connection with the Company’s Initial Public Offering in October 2000, the Company adopted a 2000 Long-Term Incentive Plan, under which it may grant stock options. In October 2000, the named executives and other eligible associates were granted options to purchase the Company’s common stock pursuant to this plan, based on a formula related to their target bonus levels. There have not been any grants of options under the plan since March of 2002, and the Company does not currently intend to issue any further stock options under the 2000 Long-Term Incentive Plan.

Base Salary and Bonus for the Chief Executive Officer

Mr. Haley’s base salary from October 1, 2006 to September 30, 2007 was $835,000, an increase of $35,000, or 4.4 percent over his previous year’s base salary of $800,000. Effective October 1, 2007, Mr. Haley’s annual base salary was adjusted to $875,000 or 4.2 percent over his previous year’s base salary. In determining Mr. Haley’s base salary increase, the principle factors that the Compensation Committee considered were the Company’s overall financial results, Mr. Haley’s performance during fiscal year 2007, and salary levels of CEOs in the Company’s peer group.

Mr. Haley’s fiscal year 2007 bonus was approved by the Board of Directors based on the recommendations of the Compensation Committee. The Compensation Committee recommended, and the Board of Directors approved, a bonus ($876,750) equal to 105 percent of Mr. Haley’s target bonus. Below are Mr. Haley’s fiscal year 2007 Performance Development Process goals, which were the principal factors taken into account in determining Mr. Haley’s base salary and bonus. Mr. Haley met or exceeded all of the performance goals except that the Group and Health Care Practice did not meet its fiscal year 2007 financial plan as contemplated in item 8 below.

1.	Level of success in meeting the fiscal year 2007 financial plan. The Company’s financial plan for fiscal year 2007 was that revenues would increase by 6.2 percent to $1.39 billion and that earnings per share would increase by 3.9 percent to $2.13 per share. The actual results for fiscal year 2007 were revenues of $1.49 billion and earnings per share of $2.60 per share.

2.	Continued work with the executive leadership team (called the Global Matrix Group) to ensure a successful integration of the operations of the Company and those of Watson Wyatt LLP, which merged early in the 2006 fiscal year;

3.	Efforts to raise utilization (billable hours) at the senior levels;

4.	Level of success in chairing meetings of the Company’s Global Matrix Group;

5.	Level of success in representing the Company with investors;

6.	Level of success in chairing the Watson Wyatt Worldwide, Inc. Board;

7.	Continued communication of the Horizon vision and strategy to all associates, and continued use of the Horizon strategy to drive Company actions and plans;

8.	Actions taken to have the Company’s Group and Health Care Practice meet its fiscal year 2007 financial plan; and

9.	Continued monitoring and championing of the Company’s Diversity Program developed in fiscal year 2002.

Severance Benefits

The Company has not entered into employment agreements with its named executives and does not maintain a broad-based severance plan. As a result, the Company is not obligated to pay severance in the event of an involuntary termination of employment of one of its named executives. However, because the SBI Program represents a large percentage of our named executives’ total direct compensation opportunity, the Committee retained the discretion to determine whether and how to adjust outstanding SBI Program awards in the event of a change in control, including fully vesting all outstanding awards of deferred stock units. The Company also maintains severance guidelines for associates, which would include the named executives. The guidelines are completely discretionary in the event of an involuntary termination, and in any actual termination, the Company may determine to provide more or less. The guidelines provide for severance pay in an amount equal to two weeks pay for each full year of the named executive’s service, up to a maximum of 24 weeks’ pay, or an amount equal to one week’s pay for each full year of service, whichever is greater, payable in a lump sum upon termination. Any severance benefits payable to a named executive in such circumstances would be entirely discretionary and would be determined by the Company on an individual basis.

Retirement and Savings Plan Benefits

Retirement Plans

The named executives participate in a defined benefit plan available to Watson Wyatt associates in the United States. The plan benefits are based upon years of service with the Company and the highest consecutive 60-month average of total pay, which includes base pay and bonus. More details regarding the defined benefit plan are included in the discussion following the Pension Benefits table on page 31.

Savings Plans

Our named executives are also eligible to participate in the 401(k) plan available to Watson Wyatt associates in the U.S. and in a non-qualified plan designed to permit employees impacted by Internal Revenue Code (IRC) limitations on annual contributions to 401(k) plans to continue to defer salary and receive Company matching contributions once they have exceeded the IRC limitations.

Non-Qualified Retirement Plans

The Company also sponsors non-qualified retirement plans for our highly compensated executives, including our named executives, which provide benefits in excess of IRC limits. The purpose of these plans is to provide our senior executives with the retirement benefits they would have received in the absence of the IRC limitations.

Employee Welfare Benefit Plans

Our named executives are eligible for medical, life insurance and other welfare benefits available to other Watson Wyatt associates. There are no special medical plans or other welfare plans for our named executives, except that the named executives are covered by an excess personal liability policy that the Company provides to only certain of its senior executives.

Tax and Accounting Treatments of Elements of Compensation

Section 162(m) of the IRC disallows a tax deduction for the Company for individual executive compensation exceeding $1 million in any taxable year, excluding compensation that is considered to be “performance based” under the Incentive Compensation Plan approved by the stockholders of the Company.

During fiscal year 2006, the Company obtained stockholder approval for a new plan (known as the Incentive Compensation Plan) under which annual fiscal year-end bonuses paid to senior executives may qualify as “performance-based compensation” that is not counted toward the $1-million limitation on deductibility of compensation. Under the Incentive Compensation Plan, the Compensation Committee at the beginning of each fiscal year establishes a performance period with respect to which awards in the form of fiscal year-end bonuses are granted under the plan, and also establishes a formula for determining the maximum award payable to a participant.

For fiscal year 2007, the Committee established the fiscal year (July 1, 2006 to June 30, 2007) as the performance period and established the maximum incentive award as 2.5 percent of net income for the performance period in the case of the CEO and any other participant who is a member of the Board, and 1.5 percent of net income for each named executive. For fiscal year 2007, the Committee certified the amount of net income as defined under the plan for the performance period and each participant’s maximum award under the plan, and has determined each participant’s actual award based on the subjective evaluations discussed above, payable as their fiscal year-end bonus. The bonuses actually paid were well below the maximum incentive awards established by the Committee.

As a result, the fiscal year-end bonuses paid to the executives under the Incentive Compensation Plan will not be counted toward the $1-million limitation on deductibility of compensation. Shares that vest under the previously described Performance Share Bonus Incentive Program (SBI Program) do not qualify as “performance-based compensation” and remain subject to the $1-million deductibility limitation under IRC Section 162(m).

Prior to the adoption of the Incentive Compensation Plan, the Company had adopted the Senior Officers Deferred Compensation Plan, an unfunded nonqualified deferred compensation plan under which amounts paid to senior executives subject to Section 162(m) in excess of $1 million are deferred on a mandatory basis until such time as the executive is no longer subject to the requirements of 162(m) or leaves the Company.

Currently only Mr. Haley participates in the Senior Officers Deferred Compensation Plan. The plan offers a minimum of three investment options including an interest factor equal to the prime rate of interest as reported by the Company’s bank. Additional information on contributions and earnings under this plan is set forth in the Nonqualified Deferred Compensation table below.

Stock Ownership Guidelines

The Company believes that stock ownership aligns associate financial interest with those of other stockholders and the Company. During fiscal year 2005, the Company refined its stock ownership guidelines for all associates, including the Company’s named executives. These guidelines specify the minimum amount of Watson Wyatt stock that an associate should accumulate over ten or more years of employment with Watson Wyatt. For our named executives, the goal is to hold shares with a value in excess of 150 percent of base salary, with such goal prorated over the first 10 years of employment with the Company. Each of our named executives had satisfied his goal as of the end of fiscal year 2007 and owned substantially more stock than the guidelines require.

COMPENSATION COMMITTEE REPORT

Our Committee is comprised of four independent directors who meet independence requirements of the NYSE listing standards and the rules and regulations of the SEC. The Compensation Committee operates under a written charter adopted by the Board. Our charter can be viewed by connecting to the Watson Wyatt website at watsonwyatt.com, under “Investor Relations”.

We have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with the CEO and CFO. Based upon our review and such discussion, we recommended to the Board that the CD&A be included in this proxy statement and in the Company’s annual report on Form 10-K.

THE COMPENSATION COMMITTEE

Gilbert T. Ray (Chair)
John J. Gabarro
Brendan R. O’Neill
Linda D. Rabbitt

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning the compensation paid by the Company to (i) the Chief Executive Officer, (ii) the Chief Financial Officer, and (iii) the three other most highly compensated individuals who were serving as executive officers of the Company at the end of fiscal year 2007. These individuals are referred to as our named executives.

					Change in
					Pension
					Value and
					Nonqual.
					Deferred
				Stock	Comp.	All Other
Name and Principal	Fiscal	Salary	Bonus	Awards	Earnings	Compensation
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)(5)	($)(6)	Total ($)
John J. Haley President, Chief Executive Officer, Chairman of the Board and Director	2007	$ 826,250	$ 876,750	$ 2,018,750	$ 1,597,575	$ 29,839	$ 5,349,164
Carl D. Mautz Vice President and Chief Financial Officer	2007	456,250	250,000	355,938	376,949	4,950	1,444,087
Gene H. Wickes Vice President, Global Director of the Benefits Practice and Director	2007	531,250	335,000	407,734	519,927	45,847	1,839,758
Walter Bardenwerper Vice President, General Counsel and Secretary	2007	461,250	275,000	263,965	655,099	4,950	1,660,264
Kevin L. Meehan Vice President and Regional Manager (North America)	2007	522,500	340,000	249,688	216,334	4,950	1,333,472

(1)	Salary adjustments become effective on October 1 of each fiscal year. Effective October 1, 2006, Mr. Haley’s base salary increased from $800,000 to $835,000, Mr. Mautz’s base salary increased from $445,000 to $460,000, Mr. Wickes’ base salary increased from $520,000 to $535,000, Mr. Bardenwerper’s base salary increased from $450,000 to $465,000 and Mr. Meehan’s base salary increased from $500,000 to $530,000. The salary amounts shown in the Summary Compensation Table reflect three months of salary at the rate in effect prior to October 1, 2006 and nine months of salary at the new rate effective October 1, 2006.

(2)	Reflects the value of fiscal year-end bonuses earned during fiscal 2007 and paid in September 2007. Twenty-five percent of each such bonus was paid in the form of fully vested Company stock issued under the 2001 Deferred Stock Unit Plan for Selected Employees. The remaining seventy-five percent of each such bonus was paid in cash.

(3)	Represents the dollar amount required to be recognized by the Company as an expense in fiscal year 2007 under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123(R)”), disregarding the effect of estimated forfeitures, for awards under the Performance Share Bonus Incentive Program, as described in Note 10 to the Company’s financial statements for the fiscal year ending June 30, 2007.

The awards for which expense is shown in this table include: (i) SBI Program awards described in the Grants of Plan-Based Awards in Fiscal Year 2007 table beginning on page 27 of this Proxy Statement; and (ii) awards granted in fiscal years 2005 and 2006 for which we recognized expense in fiscal year 2007, which are described below the Option Exercises and Stock Vested for Fiscal Year 2007 table beginning on page 29 of this Proxy Statement.

(4)	Reflects the increase in actuarial present values during fiscal year 2007 of each named executive officer’s accumulated benefits under the Watson Wyatt & Company Pension Plan for U.S. Employees, the Excess Compensation Plan of Watson Wyatt & Company and the Excess Benefit Plan of Watson Wyatt & Company. The increase is determined using assumptions that are the same as those used in the Company's financial statements except that retirement is assumed to occur at age 60 (the earliest unreduced retirement age for the named executives) or as of fiscal year end for named executives older than 60, and no pre-retirement terminations or deaths are assumed to occur. The specific relevant assumptions include using a discount rate of 6.25 percent and post-retirement mortality based on the CL2007 Optional Combined mortality table as published by the IRS on February 26, 2007. In addition, for the Excess Plan benefits, which are subject to payment as a lump sum, an interest rate of 3.25 percent and the 1983 Group Annuity Mortality table (blended 50/50 for males and females) were used in the calculations.

The increases in the actuarial present values can be attributed to several factors. First, the increases are due to salary increases during the year which raised the highest average compensation being used in the calculations, and due to the accrual of an additional year of service (subject to a 25-year service cap). Second, for executives below age 60, the present values increased because the executives are one year closer to the assumed retirement date and retirement benefits are thus assumed to be one year closer to payment. Third, assumption changes made by the Company for financial reporting purposes as of June 30, 2007 increased the present value calculations. The changes updated the post-retirement mortality table and decreased the lump sum interest rate. These assumption changes increased the present value amounts by 3 to 4 percent.

(5)	The amounts shown also include above-market interest on balances in the Deferred Savings Plan for U.S. Employees of Watson Wyatt & Company (the “Deferred Savings Plan”) of $4,828 for Mr. Haley, $1,136 for Mr. Mautz, $1,726 for Mr. Wickes, $2,137 for Mr. Bardenwerper and $2,574 for Mr. Meehan. Interest is considered above-market to the extent it exceeds 120 percent of the applicable federal long-term rate. Nonqualified deferred compensation earnings and account balances under the Deferred Savings Plan are disclosed in the Non-qualified Deferred Compensation for the 2007 Fiscal Year table beginning on page 33 of this Proxy Statement.

(6)	Consists of: (i) Company matching contributions made to a qualified savings plan in the amount of $4,950 each for Mr. Haley, Mr. Mautz, Mr. Wickes, Mr. Bardenwerper and Mr. Meehan; and (ii) payment for the annual cash out of excess unused paid time off (all associates are subject to the same paid time off limits) in the amount of $24,889 for Mr. Haley and $40,897 for Mr. Wickes.

The Company provides to its named executives no perquisites or other personal benefits having an aggregate incremental cost for any named executive in excess of $10,000. Therefore, no further disclosures are required. As a result, the value of any such perquisites or other personal benefits is not included in this column.

Grants of Plan-Based Awards in Fiscal Year 2007

The table below shows the equity awards that were made to each of the named executives during fiscal year 2007 under the Company’s Performance Share Bonus Incentive Program (SBI Program). The SBI Program is a long-term stock bonus arrangement for senior executives of the Company and its affiliates. Incentives under the SBI Program are provided through grants of deferred stock units pursuant to the Company’s 2001 Deferred Stock Unit Plan for Selected Employees. Each vested deferred stock unit represents a right to receive one share of Company stock following the end of the three-year performance period.

			Estimated Future Payouts Under
			Equity Incentive Plan Awards(1)			Grant Date
		Grant	Threshold	Target	Maximum	Fair Value of
	Grant	Approval	(#)	(#)	(#)	Stock Awards
Name	Date	Date				($)(2)
Haley	7/1/06	7/27/06	10,694	35,644	60,595	$1,252,530
Mautz	7/1/06	7/27/06	1,842	6,137	10,433	215,654
Wickes	7/1/06	7/27/06	2,142	7,137	12,133	250,794
Bardenwerper	7/1/06	7/27/06	1,396	4,653	7,911	163,506
Meehan	7/1/06	7/27/06	2,121	7,070	12,019	248,440

(1)	Represents threshold, target and maximum number of performance-based deferred stock units to be earned (vested) under the Company’s SBI Program following the end of the three-year performance period beginning July 1, 2006 and ending June 30, 2009. Amounts actually earned are payable in shares of Company stock. See a discussion of the SBI Program beginning on page 21 of the Compensation Discussion and Analysis. For the fiscal 2007 grants, the performance criteria selected by the Compensation Committee were Earnings Per Share Growth and Revenue Growth, as defined below, and the vesting criteria are based upon such metrics. Earnings Per Share (“E.P.S.”) Growth is defined as E.P.S. for the 3rd year of the performance period compared to E.P.S. for the fiscal year preceding the start of the performance period, expressed as a percentage. E.P.S. is defined as fully diluted earnings per share from continuing operations. Revenue Growth is defined as the percentage change in revenue from the fiscal year prior to the performance period of the plan to the third year of the performance period, exclusive of any acquisitions during the performance period.

For the fiscal 2007 through 2009 performance period, an earn-out schedule using total growth over the three-year performance period for E.P.S. and Revenue is shown below:

E.P.S. Growth at or above	30%	100%	135%	170%
	22.5%	65%	100%	135%
	15%	30%	65%	100%
		15%	20%	25%
			Revenue Growth
			at or above

(2)	Represents the grant date (July 1, 2006) fair value of the award at target, determined in accordance with FAS 123(R), based on the closing price on the last day of the fiscal year prior to the grant date of $35.14.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth information concerning the outstanding stock awards held at June 30, 2007 by each of the named executives. The stock awards shown represent performance shares granted under the fiscal year 2006 and fiscal year 2007 Performance Share Bonus Incentive Program (“SBI Program”). No shares for such fiscal years had vested as of June 30, 2007.

	Stock Awards
Name	Equity Incentive	Equity Incentive
	Plan Awards:	Plan Awards:
	Number of	Market or Payout
	Unearned Shares,	Value of Unearned
	Units or Other	Shares, Units or
	Rights That Have	Other Rights That
	Not Vested	Have Not Vested
	(#)	($)(1)
Haley	80,919(2)	$ 4,084,791
	60,991(3)	3,078,826

Mautz	14,068(2)	710,153
	10,503(3)	530,191

Wickes	16,438(2)	829,790
	12,213(3)	616,512

Bardenwerper	10,670(2)	538,622
	7,963(3)	401,972

Meehan	12,961(2)	654,271
	12,099(3)	610,758

(1)	Reflects the value as calculated based on the closing price of the Company’s stock on June 29, 2007 of $50.48 per share.

(2)	Represents the number of performance shares granted under the fiscal year 2006 Performance Share Bonus Incentive Program and credited with dividend equivalents under the terms of the Watson Wyatt & Company Holdings 2001 Deferred Stock Unit Plan for Selected Employees, assuming projected earn-out of 170 percent following completion of the three-year performance period ending June 30, 2008.

(3)	Represents the number of performance shares granted under the fiscal year 2007 Performance Share Bonus Incentive Program and credited with dividend equivalents under the terms of the Watson Wyatt & Company Holdings 2001 Deferred Stock Unit Plan for Selected Employees, assuming projected earn-out of 170 percent following completion of the three-year performance period ending June 30, 2009.

Option Exercises and Stock Vested During Fiscal Year 2007

The following table sets forth information concerning option exercises and stock awards that vested during fiscal year 2007 for each of the named executives. The stock awards represent performance shares issued under the Company’s fiscal year 2005 Performance Share Bonus Incentive Program (the “SBI Program”) that vested following the end of the three-year performance period beginning July 1, 2004 and ending June 30, 2007.

	Option Awards		Stock Awards
Name	Number of	Value Realized	Number of	Value Realized
	Shares	on Exercise	Shares	on Vesting
	Acquired	($)(1)	Acquired	($)(3)
	on Exercise		on Vesting
	(#)		(#)(2)
Haley	15,235	$605,087	72,815	$3,675,701
Mautz	2,080	55,798	13,378	675,321
Wickes	5,200	141,883	15,068	760,633
Bardenwerper	4,391	115,504	9,458	477,440
Meehan(4)	0	0	0	0

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Represents the number of Company shares earned (vested) under the Company’s fiscal year 2005 SBI Program following the end of the three-year performance period beginning July 1, 2004 and ending June 30, 2007. For this performance period, grants were made based on financial and strategic metrics. The financial metric was based upon earnings per share growth. The two strategic metrics were target market penetration (penetration improvement) and cross-selling ratios (integration improvement), which are two of the factors included as part of the Company’s Horizon business plan strategy. In order for any of the deferred stock units granted for this performance period to vest, a threshold level of achievement under each performance criteria needed to be obtained. Additional deferred stock units would vest to the extent that performance was above the threshold levels.

Earn-out schedules using minimum E.P.S. Growth as the basic metric and Target Market Penetration and Integration (cross-selling) as the performance metrics were as follows:

Earn-out Schedule 1 – 3-Year E.P.S. Growth of at least 10% but less than 20%
Penetration Improvement	14.7%	50%	60%	70%
	8.8%	40%	50%	60%
	4.4%	30%	40%	50%
		4.9%	9.8%	17.1%
			Integration Improvement

Earn-out Schedule 2 – 3-Year E.P.S. Growth of at least 20% but less than 30%
Penetration Improvement	14.7%	100%	110%	120%
	8.8%	90%	100%	110%
	4.4%	80%	90%	100%
		4.9%	9.8%	17.1%
			Integration Improvement

Earn-out Schedule 3 – 3-Year E.P.S. Growth of 30% or more
Penetration Improvement	14.7%	150%	160%	170%
	8.8%	140%	150%	160%
	4.4%	130%	140%	150%
		4.9%	9.8%	17.1%
			Integration Improvement

Following the completion of the fiscal 2005 through 2007 performance period, the Committee determined that 3-year E.P.S. Growth exceeded 30 percent, meaning that Earn-out Schedule 3 should apply. Because Penetration Improvement was found to have exceeded 14.7 percent and Integration Improvement exceeded 17.1 percent, the Committee determined that awards for the 2005 through 2007 performance period had vested at 170 percent.

(3)	Reflects the value as calculated based on the closing price of the Company’s stock on June 29, 2007 of $50.48 per share. The shares were actually distributed on September 14, 2007, on which date the Company’s closing share price was $45.03. The actual value of stock awarded on the distribution date was: $3,278,859 to Mr. Haley, of which $3,148,017 was automatically deferred in the form of cash into the Senior Officers Deferred Compensation Plan (“SODCP”); $602,411 to Mr. Mautz; $678,512 to Mr. Wickes, of which $260,836 was automatically deferred in the form of cash into the SODCP; and $425,894 to Mr. Bardenwerper. The automatic deferrals to the SODCP occurred in order to keep deductible compensation below the $1 million deductible limit imposed by Section 162(m) of the Internal Revenue Code.

(4)	Mr. Meehan was not a participant in the fiscal year 2005 SBI program. His participation in the SBI program began in fiscal year 2006 when he was named Vice President and Regional Manager (North America).

Pension Benefits

The Pension Benefits table below provides information as of June 30, 2007 regarding the number of years of credited service, the present value of accumulated benefits payable at normal retirement age, and any payments made during the last fiscal year with respect to the Watson Wyatt & Company Pension Plan for U.S. Employees (the “Pension Plan”), the Excess Benefit Plan of Watson Wyatt & Company (the “Excess Benefit Plan”) and the Excess Compensation Plan of Watson Wyatt & Company (the “Excess Compensation Plan”). None of the named executives currently has an accrued benefit under the Excess Benefit Plan, and thus the Excess Benefit Plan is not separately listed. No payments were made from these plans to any of the named executives during fiscal year 2007.

Name	Plan Name	Number of Years	Present Value of
		Credited Service	Accumulated Benefit
		(#)	($)(1)
Haley	Watson Wyatt & Company
	Pension Plan for U.S. Employees	30.17	$1,480,065

	Excess Compensation Plan of
	Watson Wyatt & Company	30.17	8,783,478

	Total		10,263,543

Mautz	Watson Wyatt & Company
	Pension Plan for U.S. Employees	10.33	504,145

	Excess Compensation Plan of
	Watson Wyatt & Company	10.33	1,566,769

	Total		2,070,914

Wickes	Watson Wyatt & Company
	Pension Plan for U.S. Employees	10.50	378,748

	Excess Compensation Plan of
	Watson Wyatt & Company	10.50	1,573,998

	Total		1,952,746

Bardenwerper	Watson Wyatt & Company
	Pension Plan for U.S. Employees	20.08	790,637

	Excess Compensation Plan of
	Watson Wyatt & Company	20.08	2,509,747

	Total		3,300,384

Meehan	Watson Wyatt & Company
	Pension Plan for U.S. Employees	24.17	1,179,425

	Excess Compensation Plan of
	Watson Wyatt & Company	24.17	3,850,563

	Total		5,029,988

(1)	The assumptions and methodology used in calculating the estimated present value shown in this column are generally consistent with those used and disclosed in the Company's audited financial statements (see Note 6) as of June 30, 2007, except the named executives are assumed to retire at their earliest unreduced retirement age or their current age, if later, and no pre-retirement terminations or deaths are assumed to occur. All named executives are eligible for unreduced early retirement at age 60 based on the grandfathered plan provisions (see plan description below for more detail). Also, no additional compensation or service is assumed beyond the June 30, 2007 calculation date. The specific relevant assumptions include using a discount rate of 6.25 percent and post-retirement mortality based on the CL2007 Optional Combined mortality table as published by the Internal Revenue Service on February 26, 2007. In addition, for the Excess Compensation Plan benefits which are payable as a lump sum, an interest rate of 3.25 percent and the 1983 Group Annuity Mortality table (blended 50/50 for males and females) were used in the calculations.

The Pension Plan is a broad based, tax-qualified defined benefit pension plan that provides a benefit to eligible employees of the Company. In general, all U.S. salaried and hourly employees, with the exception of temporary employees, leased employees and contract employees are eligible to participate. Pension Plan benefits are based upon years of service with the Company and the highest consecutive 60-month average of total compensation (base pay, overtime and bonus). The credited service amounts shown in the table above represent actual years of service with the Company. No additional years of credited service have been granted to the named executive officers under the Pension Plan.

The standard form of benefit payment under the Pension Plan is a single life annuity benefit for participants who are not married and a 100 percent joint and contingent annuity benefit for married participants. Alternatively, participants may elect a joint and contingent annuity with a continuation percentage of up to 100 percent, a certain and continuous annuity benefit with five or more years of guaranteed payments, or a combination of these, subject to the plan provisions, Retirement Committee approval and statutory limits. The payout option must be elected by the Participant before benefit payments begin.

The annual benefit at normal retirement (age 65) under the qualified plan is equal to 1.7 percent times the participant’s average compensation for the 60 consecutive months with the highest compensation plus 0.4 percent times the average compensation for the 60 consecutive months with the highest compensation that exceeds the Social Security Covered Compensation, all times the number of completed years and months of continuous service up to 25 years.

For terminations after June 30, 2003, the Plan's early retirement age is age 55 with five years of service. For associates who are eligible for early retirement and who retire prior to age 62, gross benefits are reduced 8 percent per year between ages 58 and 62, and 6 percent per year between ages 55 and 58. For deferred vested associates who retire prior to age 65, gross benefits are actuarially reduced from age 65. As of June 30, 2007, Messrs. Haley, Mautz, Wickes, Bardenwerper and Meehan were eligible for early retirement benefits.

Associates who were employed by the Company on June 30, 2003 are grandfathered in prior pension plan provisions for five years, or until June 30, 2008. During the five-year grandfathering period, eligible associates will continue to accrue benefits under the Plan provisions in effect before July 1, 2003, except that the five-year certain and continuous annuity form of payment is not grandfathered. Under these provisions, the same formula described above is used except that an associate’s average pay is determined to be the highest average 36 consecutive months of total pay. In addition, the benefit can never be less than the June 30, 2003 accrued benefit indexed by 3 percent each year. Messrs. Haley, Mautz, Wickes, Bardenwerper and Meehan all currently qualify for the grandfathered Pension Plan provisions.

Benefits accrued under the grandfathered formulas will be frozen on the earlier of June 30, 2008 or termination of employment, except for the formula that indexes the June 30, 2003 accrued benefit which will be frozen at termination of employment. At retirement or termination, whether before or after June 30, 2008, an associate’s accrued benefit will not be less than the frozen grandfathered benefit. If the associate terminates employment after age 50, the frozen grandfathered benefit will be reduced by 5 percent per year for commencement before age 60. For termination before age 50, this benefit will be actuarially reduced from age 65. Grandfathered associates who attain age 50 with 10 years of service will be eligible for early retirement under the Plan.

The Excess Benefit and Excess Compensation Plans are designed to restore to eligible associates the reductions to their pension benefit imposed by Internal Revenue Code limitations. When the excess plan benefits are added to the benefit provided by the Pension Plan, eligible associates will receive a total benefit equal to the benefit that would have been provided by the Pension Plan had the limitations not existed. The form of benefit payment provided under the excess plans is a lump sum payable six months following the termination of employment for the named executives. The named executives currently have no accrued benefit under the Excess Benefit plan as the sum of their benefits under the Pension Plan and the Excess Compensation Plan does not exceed the maximum benefit limitation under IRC Section 415.

Non-qualified Deferred Compensation

The following table sets forth information concerning aggregate earnings during fiscal year 2007 under the Company’s non-qualified deferred compensation plans and aggregate account balances in those plans as of June 30, 2007. No contributions were made to these plans by the Company or the executive officers during fiscal year 2007.

Name	Non-Qualified	Aggregate	Aggregate
	Deferred	Earnings in	Balance
	Compensation	Last FY	at Last FYE
	Plan(1)	(FY 2007)	(6/30/07)
		($)	($)
Haley	Deferred Savings	$17,489(2)	$242,767(4)
	SODCP	669,121(3)	3,740,371(5)
Mautz	Deferred Savings	4,114(2)	57,104(4)
	SODCP	0	0
Wickes	Deferred Savings	6,249(2)	86,738(4)
	SODCP	0	0
Bardenwerper	Deferred Savings	7,740(2)	107,439(4)
	SODCP	0	0
Meehan	Deferred Savings	9,321(2)	129,380(4)
	SODCP	0	0

(1)	The Deferred Savings Plan was established to supplement the benefits of those participants in the Watson Wyatt & Company Savings Plan for U.S. Employees (the “Savings Plan”) whose Company matching contributions to the Savings Plan are reduced by the compensation limit or the non-discrimination requirements imposed by the Internal Revenue Code. Because Company matching contributions to the Savings Plan were not reduced by the Internal Revenue Code limitations for fiscal year 2007, no Company contributions were made to the Deferred Savings Plan for fiscal year 2007. The Deferred Savings Plan does not allow for employee contributions.

The Senior Officers Deferred Compensation Plan (“SODCP”) is an unfunded nonqualified deferred compensation plan under which amounts paid to senior executives subject to Section 162(m) in excess of $1 million are deferred on a mandatory basis until such time as the executive is no longer subject to the requirements of 162(m) or leaves the Company. As of June 30, 2007, Mr. Haley was the only participant in the Senior Officers Deferred Compensation Plan. The plan offers a choice of investment options consisting of the S&P 500 Index, the Russell 2000 Index, Watson Wyatt Worldwide, Inc. restricted stock units and a guaranteed interest factor equal to the prime rate of interest as reported by the Company’s primary bank (currently SunTrust).

(2)	Represents interest earned during fiscal year 2007 on account balances in the Deferred Savings Plan. Interest under the Deferred Savings Plan is calculated using the prime rate of interest as reported by the Company’s Bank, determined as of the first day of the calendar year. Of the amounts shown, a portion was determined to represent above- market interest and thus is included in the Summary Compensation Table for each named executive. The amount of such above-market interest is $4,828 for Mr. Haley, $1,136 for Mr. Mautz, $1,726 for Mr. Wickes, $2,137 for Mr. Bardenwerper and $2,574 for Mr. Meehan. Interest is considered above-market to the extent it exceeds 120 percent of the applicable federal long-term rate.

(3)	Represents earnings during fiscal year 2007 on Mr. Haley’s account balance in the SODCP. Mr. Haley’s account balance is deemed to be invested pursuant to his election from among the available investment options and is credited with earnings on a monthly basis. Based on his elections, Mr. Haley’s account balance is currently deemed to be invested partially in the S&P 500 Index, partially in the Russell 2000 Index, and partially in Watson Wyatt Worldwide, Inc. restricted stock units. None of the amount shown was determined to represent above-market earnings.

(4)	A portion of the Aggregate Earnings in the Last Fiscal Year disclosed in this table and reflected in the Aggregate Balance at Last FYE column are also reported the Summary Compensation Table, as more fully described in footnote 5 to the Summary Compensation Table.

(5)	Of the amount shown, $552,787 represents the portion of fiscal year end bonuses and $382,486 represents salary amounts that were deferred into the SODCP in prior fiscal years and that were reported on the Summary Compensation Table for those years. The remainder of the amount shown consists of accumulated aggregate earnings.

Post Termination Payments and Benefits

The Company does not have employment agreements with any of the named executives. Likewise, the Company has not entered into any change in control agreements with any of the named executive officers. In the event of a change in control, the Compensation Committee may choose to accelerate the vesting of any unvested deferred stock units issued under the Watson Wyatt Worldwide, Inc. 2001 Deferred Stock Unit Plan for Selected Employees in connection with the SBI Program. The Compensation Committee could provide for vesting at any level allowed under the SBI Program, regardless of performance at the time against the metrics specified in the applicable SBI program, including vesting at the maximum threshold level of 170 percent as shown in the Outstanding Equity Awards at 2007 Fiscal Year-End table. However, any such action would be at the complete discretion of the Compensation Committee.

The account values payable through the Non-qualified Deferred Compensation Plans are shown in the Non-qualified Deferred Compensation for the 2007 Fiscal Year table and would not change based on early retirement, death or disability. The value of benefits payable to the named executives under the Pension Plan or the Excess Compensation Plan outlined above may increase (or decrease) in the event of the early retirement, death or disability of the named executive. Using the assumptions employed in the Pension Benefits Table (PBT) with the exception of using the actual Excess Compensation Plan lump sum interest rate as of June 30, 2007, the present value of the pension and disability benefit (as applicable) payable to each of the named executives as of June 30, 2007 in the event of early retirement, death or disability is shown in the following table.

		Total Present Value in case of :
		Early	Increase /		Increase /		Increase /
		Retirement	(Decrease)		(Decrease)	Disability	(Decrease)
		(1)	from PBT	Death (2)	from PBT	(3)	from PBT
Haley	Pension Plan	$1,572,583	$92,518	$1,422,084	$(57,981)	$978,347	$(501,718)
	Excess Plan	9,700,626	917,148	8,825,847	42,369	5,613,288	(3,170,190)
	Disability	N/A	N/A	N/A	N/A	2,118,770	2,118,770
	Total	11,273,209	1,009,666	10,247,931	(15,612)	8,710,405	(1,553,138)

Mautz	Pension Plan	504,145	0	445,059	(59,086)	487,341	(16,804)
	Excess Plan	1,602,105	35,336	1,397,925	(168,844)	1,424,603	(142,166)
	Disability	N/A	N/A	N/A	N/A	1,269,306	1,269,306
	Total	2,106,250	35,336	1,842,984	(227,930)	3,181,250	1,110,336

Wickes	Pension Plan	419,108	40,360	380,697	1,949	477,220	98,472
	Excess Plan	1,842,251	268,253	1,677,041	103,043	1,649,897	75,899
	Disability	N/A	N/A	N/A	N/A	2,635,283	2,635,283
	Total	2,261,359	308,613	2,057,738	104,992	4,762,400	2,809,654

Bardenwerper	Pension Plan	858,841	68,204	774,363	(16,274)	635,198	(155,439)
	Excess Plan	2,856,459	346,712	2,570,646	60,899	1,818,326	(691,421)
	Disability	N/A	N/A	N/A	N/A	2,043,064	2,043,064
	Total	3,715,300	414,916	3,345,009	44,625	4,496,588	1,196,204

Meehan	Pension Plan	1,179,425	0	1,076,156	(103,269)	955,911	(223,514)
	Excess Plan	3,932,124	81,561	3,734,868	(115,695)	3,214,763	(635,800)
	Disability	N/A	N/A	N/A	N/A	836,927	836,927
	Total	5,111,549	81,561	4,811,024	(218,964)	5,007,601	(22,387)

(1)	The increase for early retirement versus the Pension Benefit Table is due primarily to reflecting the immediate early retirement benefit payable for those under age 60. The early retirement factors available to the named executives through the grandfathered pension plan provisions reflect a “subsidy” versus the age 60 benefit. Note that these factors are generally available to all grandfathered plan participants depending on age and service conditions. An additional cause for the increase is due to using the actual lump sum interest rate for the Excess Compensation Plan as of June 30, 2007 versus the rate assumed in future years for financial accounting purposes. The Excess Compensation Plan benefit is payable as a lump sum. All named executives are currently eligible for early retirement under the terms of the Pension Plan and the Excess Compensation Plan.

(2)	In case of death, the Pension Plan and the Excess Compensation Plan provide a death benefit to the named executive’s spouse assuming the named executive retired on the date of his death, elected the 100 percent joint and contingent benefit form and died the next day. This benefit is provided if the participant is early retirement eligible at death and is available to all plan participants. The death benefit would represent a decrease in the present value of the benefit because the benefit is actuarially reduced for payment during the life of the spouse only. However, the table does show an increase versus the amounts shown in the Pension Benefit Table in some cases because of the application of the early retirement factors and the different lump sum interest rate as described in footnote (1) above.

(3)	In case of disability, the Company provides a disability benefit equal to 66.67 percent of base salary, subject to a maximum monthly benefit of $30,000. This benefit is payable until age 65 or for at least 12 months, assuming the participant continues to meet the definition of disability. The table shows the value of the temporary disability benefit that would be payable to age 65 along with the pension benefits payable at age 65. Employees also receive service credits for pension purposes while on disability. The table shows that the present value increases or decreases for the different named executives. This is primarily a function of whether the named executive’s current salary exceeds the maximum monthly disability benefit and how close he is to reaching the 25 year pension service cap.

In addition, upon any termination of employment the named executives may be entitled to distributions under the deferred compensation plans described above and to benefits generally available to salaried employees, including distributions under the Company’s 401(k) plan, health care benefits, disability benefits and accrued vacation pay. In the context of any particular separation from the Company, the Company and the executive may mutually agree on severance terms that could include additional benefits or payments.

Director Compensation in Fiscal Year 2007

In fiscal 2007, we provided the following compensation to those of our directors who are not employees of the Company.

Name	Fees	Stock	Nonqualified	Total
	Earned or	Awards	Deferred	($)
	Paid in	($)(1)	Compensation
	Cash		Earnings
	($)		($)(2)
John J. Gabarro	$0	$125,481	$3,673	$129,154
R. Michael McCullough	114,022	44,978	20,853	179,853
Brendan R. O’Neill	64,307	44,927	0	109,234
Linda D. Rabbitt	35,468	79,945	0	115,413
Gilbert T. Ray	99,662	44,927	0	144,589
John C. Wright	144,804	44,927	152	189,883
John B. Shoven(3)	77,484	0	0	77,484

(1)	As of June 30, 2007, the aggregate number of shares held by each outside Director, all of which were fully vested, was as follows: Gabarro – 30,400; McCullough – 5,000; O’Neill – 445; Rabbitt – 9,823; Ray – 7,726; Wright – 11,725; and Shoven – 9,485. In addition, as a result of deferral elections, Mr. McCullough held a vested right to 2,171 deferred stock units and Ms. Rabbitt and Messrs. O’Neill, Ray and Wright each held a vested right to 445 deferred stock units, payable in shares upon termination of Board Service.

(2)	Represents the amount of above-market interest on amounts deferred under the Company’s Voluntary Deferred Compensation Plan for Outside Directors, as described in more detail below. Interest is considered above-market to the extent it exceeds 120 percent of the applicable federal long-term rate. Deferred amounts are credited with interest each month using an interest factor equivalent to the prime rate of interest as reported by the Company’s primary bank. The total amount of interest credited on deferred amounts during fiscal year 2007 was $12,271 for Mr. Gabarro, $69,578 for Mr. McCullough and $499 for Mr. Wright.

(3)	Mr. Shoven ceased to be a director in November 2006 upon the expiration of his term as director.

Pursuant to the Amended Compensation Plan for Outside Directors:

(1)	outside Directors of the Company are paid a quarterly retainer of $11,250 plus $1,500 per day for board meetings;
(2)	the fee for regular committee meetings is $1,000 per day for Compensation or Nominating and Governance Committee meetings and $2,000 per day for Audit Committee meetings;
(3)	the compensation for telephone meetings of less than four hours duration is 50 percent of the applicable per day fee;
(4)	the fee for other meetings is $1,000 per day;
(5)	the Chairs of the Audit, Compensation, and Nominating and Governance Committees receive an annual retainer of $15,000, $10,000, and $5,000, respectively; and
(6)	the Presiding Director receives an annual retainer of $10,000.

Outside Directors are paid in a combination of cash and the Company’s common stock, at the end of each calendar quarter (at the completed quarter-end share price) for services during the preceding quarter. Directors may elect to be paid through any combination of cash, deferral of cash under the Company’s Voluntary Deferred Compensation Plan for Non-Employee Directors, and/or shares of the Company’s common stock. In addition, outside Directors receive shares with a grant date market value of approximately $45,000 (subject to rounding) at the end of each fiscal year for services performed during the preceding fiscal year. Commencing with fiscal year 2008, the annual $45,000 grant will increase to $90,000. Amounts reported in the table above reflect the FAS 123(R) grant date fair market value of the shares granted. Because the value of the shares received equals the number of shares issued multiplied by the grant date fair market value, no assumptions are relevant in determining grant date fair market value for FAS 123(R) purposes. The shares vest immediately at grant, and Directors may elect to receive the shares at the end of each fiscal year or in deferred stock units payable in shares upon termination of Board service.

The Company also maintains the Voluntary Deferred Compensation Plan for Non-Employee Directors to enable outside Directors who hold 5,000 or more shares of the Company’s common stock, at their election, to defer receipt of any or all of their Directors’ fees until they are no longer serving as Directors of the Company. Deferred amounts are credited with interest each month using an interest factor equivalent to the prime rate of interest as reported by the Company’s primary bank (currently SunTrust).

None of the current Directors who are employed by the Company are compensated separately for his or her services as a Director or as a member of any committee of the Board.

Stockholder Return Graph

The graph below depicts total cumulative stockholder return on $100 invested on June 30, 2001 in (1) Watson Wyatt Worldwide, Inc. common stock; (2) the New York Stock Exchange Composite Index; (3) an independently-compiled, industry peer group index comprised of the common stock of all publicly-traded companies within the Company’s standard industrial classification code (SIC); and (4) a new peer group consisting of companies offering management consulting services under the Company’s SIC. The graph assumes reinvestment of dividends.

An independently-compiled, industry peer group index was previously utilized because financial information on the Company’s most direct competitors was not publicly available. The old peer group includes some companies that currently do not offer management consulting services and therefore does not provide a qualitative comparison that would be as helpful to stockholders as the new peer group. The new peer group was chosen based on companies that offer management consulting services under the Company’s SIC and are publicly traded.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Watson Wyatt Worldwide, Inc., The NYSE Composite Index,
A New Peer Group And An Old Peer Group

* $100 invested on 6/30/02 in stock or index-including reinvestment of dividends. Fiscal year ending June 30.

	2002	2003	2004	2005	2006	2007
Watson Wyatt Worldwide, Inc.	100.00	95.71	110.34	107.33	148.63	214.90
NYSE Composite	100.00	100.43	126.31	142.57	164.41	209.10
New Peer Group(a)	100.00	94.16	115.93	116.94	134.99	158.87
Old Peer Group(b)	100.00	93.70	127.50	117.93	144.70	192.57

(a)	Companies included in the new peer group index used this year: Accenture, Ltd., Access Worldwide Communications, Answerthink Inc., Bearingpoint, Inc., Caneum Inc., Corporate Executive Board Company, Diamond Management & Technology Consultants, First Consulting Group Inc.; FTI Consulting Group, Inc., Harris Interactive Inc.; Hewitt Associates Inc., Huron Consulting Group Inc.; Inventiv Health Inc.; Lecg Corp.; Management Network Group Inc.; Maximus Inc.; MMA Media, Inc.; Navigant Consulting Inc.; Thomas Group; Versar Inc.; and Watson Wyatt Worldwide, Inc.

(b)	Companies included in the independently-compiled industry peer group index used last year: Accenture Ltd.; Access Worldwide Communications Inc.; Bearing Point Inc.; Brandpartners Group Inc.; Comforce Corporation; Corporate Executive Board Company; Diamond Management and Technology Consultants (formerly known as Diamondcluster International Inc.); Exponent Inc.; First Consulting Group Inc.; FTI Consulting Inc.; Grem USA; Harris Interactive Inc.; Heidrick & Struggles International; Hewitt Associates Inc.; I-Trax.com Inc., Lehman T H & Company Inc.; Management Network Group Inc.; Orthodontix Inc.; Provant Inc.; Resources Connection Inc.; SM&A; Stonepath Group Inc.; Thomas Group Inc.; Inventiv Health Inc. (formerly known as Ventiv Health Inc.); and Watson Wyatt Worldwide, Inc.

MANNER IN WHICH THE PROXIES WILL BE SOLICITED AND VOTED

The cost of soliciting proxies will be borne by the Company. Officers and regular associates of the Company may, but without compensation other than their regular compensation, solicit proxies by additional mailings, personal conversations, telephone, facsimile, or electronically. We have hired InvestorCom, Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $4,000 plus reasonable expenses. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of the Company’s common stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing and tabulating the proxies.

Management knows of no other matter that may come up for action at the Annual Meeting. However, if any other matter properly comes before the meeting, the proxies named on the enclosed proxy card will vote in accordance with their judgment upon such matter. Individual proxies will be counted by Broadridge Financial Solutions, Inc. in an effort to ensure the confidentiality and anonymity of each stockholder’s votes. Whether or not you expect to be present at the meeting, you are urged to vote your proxy by telephone, Internet, or if you have received your proxy materials by mail, to sign, date and promptly mail in your proxy card.

“HOUSEHOLDING” PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement or our annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact the Secretary of the Company in writing at the following address: Watson Wyatt Worldwide, Inc., Office of the Secretary at 901 N. Glebe Road, Arlington, Virginia 22203, or by telephone at 703-258-8000. If you would like to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

STOCKHOLDER PROPOSALS

Any stockholder wishing to present a proposal to be included in the proxy statement for the 2008 Annual Meeting of Stockholders, currently expected to be held on or about November 14, 2008, may submit such proposal in writing to Watson Wyatt Worldwide, Inc., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203. Such proposals must be received no later than June 17, 2008. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

Alternatively, stockholders of record may introduce certain types of proposals that they believe should be voted upon at the 2008 Annual Meeting of Stockholders and may nominate persons for election to the Board of Directors. Under the Company’s Amended and Restated Bylaws, unless the date of the 2008 Annual Meeting of Stockholders is advanced by more than 40 days or delayed by more than 40 days from the anniversary of the 2007 Annual Meeting, notice of any such proposal or nomination must be provided in writing to the Secretary of the Company no later than the close of business on July 19, 2008. In addition, stockholders wishing to make such proposals or nominations for Director must satisfy other requirements set forth in the Company’s Amended and Restated Bylaws. If a stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any proposal submitted by that stockholder.

ANNUAL REPORT

A copy of the Company’s Annual Report containing audited financial statements for the fiscal year ended June 30, 2007 accompanies this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K is available without charge upon request to the Company. Requests may be made to Watson Wyatt Worldwide, Inc., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.

By order of the Board of Directors

Walter W. Bardenwerper
Vice President, General Counsel and Secretary

Arlington, Virginia
October 16, 2007

901 NORTH GLEBE ROAD ARLINGTON, VA 22203
You can submit your proxy by mail, by telephone or through the Internet. Please use only one of the three response methods.

1. By mail. Mark, sign and date your proxy card and return it in the enclosed envelope as soon as possible to Watson Wyatt Worldwide, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Or
2. By telephone. In the U.S. and Canada, you may call toll-free 1-800-690-6903 on any touch-tone telephone to authorize the voting of these shares. You may call 24 hours a day, 7 days a week. Have your proxy card in hand when you call; then just follow the simple instructions. You may submit your vote in this manner no later than 11:59 p.m. EST on November 15, 2007.
Or
3. Through the Internet. Access the website at www.proxyvote.com to authorize the voting of these shares. You may access the site 24 hours a day, 7 days a week. Have your proxy card in hand when you access the website; then just follow the simple instructions. You may submit your vote in this manner no later than 11:59 p.m. EST on November 15, 2007.

If you vote by telephone or through the Internet, please DO NOT mail back the proxy form.

THANK YOU FOR VOTING!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WATSW1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WATSON WYATT WORLDWIDE, INC.

This proxy will be voted as directed. If no direction is made, it will be “FOR” Items I and II.
I.	Elect nine Directors to serve until the next Annual Meeting of Stockholders, and until their successors are elected and qualified; (Proposal No. 1):

	(01)	John J. Gabarro	(06)	Linda D. Rabbit
	(02)	John J. Haley	(07)	Chandrasekhar Ramamurthy
	(03)	R. Michael McCullough	(08)	Gilbert T. Ray
	(04)	Kevin L. Meehan	(09)	John C. Wright
	(05)	Brendan R. O’Neill

For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) name on the line below.

Vote on Proposal		For	Against	Abstain

II.	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008.	☐	☐	☐

III.	Transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” ITEMS I and II.

Please sign exactly as name appear above. Joint owners should each sign. Executors, administrators, trustees, custodians, etc. should so indicate when signing. If signer is a corporation, please sign full name duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Watson Wyatt Worldwide, Inc.
2007 Annual Meeting of Stockholders

Westin Arlington Gateway
801 North Glebe Road
Arlington, Virginia 22203

Friday, November 16, 2007
9:00 a.m. (EST)

WATSON WYATT WORLDWIDE, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The person(s) signing on the reverse hereof hereby appoint(s) John J. Haley and Walter W. Bardenwerper, and each of them, as his or her proxies, each with full power of substitution and resubstitution, and authorizes them to represent and to vote all of his or her shares of capital stock of Watson Wyatt Worldwide, Inc. at the 2007 Annual Meeting of Stockholders of the Company to be held on Friday, November 16, 2007, at the Westin Arlington Gateway, 801 North Glebe Road, Arlington, Virginia 202203, at 9:00 a.m. (EST) and at any adjournment(s) or postponement(s) thereof, with the same authority as if the stockholder(s) were personally present, as specified on the reverse.

THE PERSON(S) SIGNING THIS PROXY HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.